Exhibit 10.6

CONSENT AND SEVENTH AMENDMENT TO CREDIT AGREEMENT

THIS CONSENT AND SEVENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of June 23, 2021, is by and among BEACHBODY, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors party hereto, the Lenders party hereto, and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and L/C Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of December 14, 2018 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Loan Parties have informed the Administrative Agent and the Lenders that pursuant to that certain Agreement and Plan of Merger dated as of February 9, 2021 (as in effect as of the Amendment Effective Date (as defined below) except for such amendments as are specifically and separately disclosed in writing to Administrative Agent and consented to in writing by the Administrative Agent, the “Merger Agreement”), by and among Forest Road Acquisition Corp., a Delaware corporation (“Acquiror”), BB Merger Sub, LLC, a Delaware limited liability company and wholly-owned Subsidiary of Acquiror (“BB Merger Sub”), MFH Merger Sub, LLC, a Delaware limited liability company and wholly-owned Subsidiary of Acquiror (“Myx Merger Sub”), The Beachbody Company Group, LLC, a Delaware limited liability company (“Existing Parent”), and Myx Fitness Holdings, LLC, a Delaware limited liability company (“Myx”), the following transactions are anticipated to occur substantially concurrently with one another at a future date to be determined on the terms and conditions set forth in the Merger Agreement (the “Merger Effective Date”): (i) Myx Merger Sub shall be merged with and into Myx (the “Myx Merger”), with Myx being the surviving entity in the Myx Merger and continuing (immediately following the Myx Merger) as a wholly-owned (directly or indirectly) Subsidiary of Acquiror, (ii) BB Merger Sub shall be merged with and into Existing Parent (the “BB Merger”), with Existing Parent being the surviving entity in the BB Merger and continuing (immediately following the BB Merger) as a wholly-owned Subsidiary of Acquiror (the “Surviving BB Entity”), and (iii) immediately following the BB Merger, the Surviving BB Entity shall be merged with and into Acquiror and shall cease to exist, and Acquiror shall continue as the surviving entity and change its name to The Beachbody Company, Inc. (the “Acquiror Merger,” and, together with the Myx Merger and the BB Merger, the “Mergers”; the Mergers, together with the other Transactions (as defined in the Merger Agreement) anticipated to occur substantially concurrently with the Mergers on the Merger Effective Date, the “DeSPAC Transactions”);

WHEREAS, the Loan Parties have informed the Administrative Agent and the Lenders that in connection with the DeSPAC Transactions, following the Mergers and on or about the Merger Effective Date, Acquiror shall cause the interests that it holds in Myx to be contributed to Borrower such that Myx will become a direct, wholly-owned Subsidiary of the Borrower, (the foregoing transactions, together with the DeSPAC Transactions, are referred to herein collectively as the “Restructuring and Merger Transactions”);

WHEREAS, the Loan Parties have requested that the Administrative Agent and the Lenders (a) consent to the Restructuring and Merger Transactions, (b) amend certain provisions of the Credit Agreement to reflect the Restructuring and Merger Transactions, (c) permit The Beachbody Company, Inc., a Delaware corporation (“New Parent”) to assume Existing Parent’s obligations as a Guarantor and Loan Party under the Credit Agreement and the other Loan Documents following the consummation of the

Restructuring and Merger Transactions and permit New Parent to join and become party to the Credit Agreement and other Loan Documents as a Guarantor and Loan Party following the consummation of the Restructuring and Merger Transactions (the “New Parent Joinder”), and (d) amend certain other provisions of the Credit Agreement as set forth below, in each case on the terms and conditions set forth below; and

WHEREAS, Administrative Agent and the Lenders are willing to (a) consent to the Restructuring and Merger Transactions, (b) permit the New Parent Joinder, and (c) make such amendments to the Credit Agreement, in each case in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CONSENT

1.1 Effective upon the Amendment Effective Date (defined below), Administrative Agent and each Lender hereby (a) consent to the consummation of the Restructuring and Merger Transactions on or about the Merger Effective Date pursuant to (i) the terms hereof and (ii) the terms of the Merger Agreement, (b) agree that the consummation of the Restructuring and Merger Transactions on or about the Merger Effective Date pursuant to (i) the terms hereof and (ii) the terms of the Merger Agreement will not constitute an Event of Default or a Change of Control under the Credit Agreement and (c) agree that the notice requirements set forth in the Credit Agreement with respect to the consummation of the Restructuring and Merger Transactions on the Merger Effective Date shall be deemed satisfied, in all cases provided that (each of the following being referred to herein as “Consent Conditions”): (x) the DeSPAC Transactions are consummated pursuant to the Merger Agreement as in effect on the Amendment Effective Date without waiver or amendment except (1) for amendments or waivers which could not reasonably be expected to affect the Restructuring and Merger Transactions in any material respect and are not adverse to the Lenders or (2) as otherwise specifically and separately disclosed in writing to Administrative Agent and consented to in writing by the Administrative Agent, (y) the Restructuring and Merger Transactions are consummated by no later than July 31, 2021, (z) on the Merger Effective Date, Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of Borrower notifying the Administrative Agent of the Merger Effective Date and certifying that (i) all consents, licenses and approvals necessary to effectuate the Restructuring and Merger Transactions have been (or substantially concurrently with the Restructuring and Merger Transactions on the Amendment Effective Date will be) obtained, (ii) the Restructuring and Merger Transactions (other than the Myx Contribution Transaction) have occurred or will occur concurrently therewith in accordance with the terms of the Seventh Amendment and the Merger Agreement as in effect on the Amendment Effective Date, without waiver or amendment except (1) for amendments or waivers which could not reasonably be expected to affect the Restructuring and Merger Transactions in any material respect and are not adverse to the Lenders or (2) as otherwise specifically and separately disclosed in writing to Administrative Agent and consented to in writing by the Administrative Agent, (iii) in connection with the Restructuring and Merger Transactions, all of the Series A Preferred Units have been or concurrently therewith will be converted into common stock of the New Parent and the Sponsor Equity Documents have been or concurrently therewith will be terminated, (iv) as of the Merger Effective Date, no Loan Party has any Indebtedness owed to the Sponsor or any other holder of any Series A Preferred Unit and (v) attached to such certificate is a true, correct and complete copy of the Registration Rights Agreement as in effect on the Merger Effective Date. This consent to the Restructuring and Merger Transactions shall be effective solely in connection with the Restructuring and Merger Transactions specifically described herein and shall not (a) be construed as a consent to any term, provision or transaction other than the Restructuring and Merger Transactions specifically described herein, (b) except as expressly set forth in Article II of this Amendment, amend or modify any term or provision of the Loan Documents or affect the right of the Administrative Agent and each Lender to demand compliance by the Loan Parties with all terms and conditions of the Loan Documents, (c) except as set forth in this Article I, be deemed a waiver with respect to any transaction or future action on the part of the Loan Parties requiring the Administrative Agent’s or any Lender’s consent or approval under the Loan Documents, or (d) except as expressly set forth in this Article I, be deemed or construed to be a waiver or release of, or a limitation upon, the Administrative Agent’s or any Lender’s exercise of any rights or remedies under the Credit Agreement or any other Loan Document. For the avoidance of doubt, each of the parties hereto acknowledges and agrees that this consent to the Restructuring and Merger Transactions shall not amend or modify any of the representations, warranties or covenants set forth in the Credit Agreement, it being understood and agreed that any such amendment or modification is expressly set forth in Article II of this Amendment. In the event the Loan Parties fail to satisfy any of the Consent Conditions, each of the parties hereto acknowledges and agrees that the consents provided in this Article I shall be null and void.

ARTICLE II

AMENDMENTS TO CREDIT AGREEMENT

2.1 Amendments to the Credit Agreement. Effective on the Merger Effective Date, the Credit Agreement is hereby amended (a) to delete the red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (b) to add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the marked copy of the Credit Agreement attached hereto as Exhibit A hereto and made a part hereof for all purposes.

2.2 Additional Material Contracts. The Loan Parties have informed the Administrative Agent and the Lenders that in connection with the Restructuring and Merger Transactions certain of the Loan Parties have or will be entering into certain additional Material Contracts, as more particularly described on Schedule 1 to this Amendment (the “Additional Material Contracts”). Effective on the Amendment Effective Date, Schedule 5.21(h) to the Credit Agreement is hereby amended to add each of the Additional Material Contracts to such Schedule 5.21(h), subject to any further updates to such Schedule 5.21(h) after the Amendment Effective Date, to the extent permitted pursuant to the terms of the Credit Agreement.

ARTICLE III

CONDITIONS TO EFFECTIVENESS

3.1 Closing Conditions. This Amendment shall be deemed effective (the “Amendment Effective Date”) upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent):

(a) Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by Borrower, each Guarantor, the Lenders and the Administrative Agent.

(b) Executed Closing Certificate. The Administrative Agent shall have received a certificate of Borrower and each Guarantor on its behalf by a Responsible Officer of such Person dated the Amendment Effective Date, certifying and attaching (i) the Organization Documents of such Person (or certifying that there have been no amendments or modifications thereto since the last delivery of the same to the Administrative Agent), (ii) the resolutions of the governing body of such Person authorizing and approving the execution, delivery and performance of this Amendment and the Restructuring and Merger Transactions, and (iii) the good standing, existence or its equivalent of such Person and of the incumbency (including specimen signatures) of the Responsible Officers of such Person.

(c) Restructuring and Merger Transactions; Additional Material Contracts. The Administrative Agent (i) shall have received a certificate executed by a Responsible Officer of Borrower and Parent Company dated the Amendment Effective Date attaching true, correct and complete copies of (A) the Merger Agreement and each of the other material documents, including all schedules and exhibits thereto, to be entered into in connection therewith or pursuant thereto, each of which shall be executed to the extent available, and shall be satisfied with the form and substance thereof, and (B) the Additional Material Contacts.

(d) Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE IV

MISCELLANEOUS

4.1 Amended Terms. On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

4.2 Representations and Warranties of Loan Parties. Each of the Loan Parties represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Loan Party and constitutes such Loan Party’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Loan Party of this Amendment.

(d) The representations and warranties set forth in Article V of the Credit Agreement and the other Loan Documents are true and correct in all material respects (provided that representations and warranties that contain a materiality qualification shall be true and correct in all respects) as of the date hereof (except for those which expressly relate to an earlier date).

(e) After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f) The Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

(g) No consent, approval or authorization is required under the Organization Documents of the Company, Ladder or OpenFit in connection with the Restructuring and Merger Transactions, other than consents, approvals or authorizations which have been (or substantially concurrently with the Restructuring and Merger Transactions on the Amendment Effective Date will be) duly obtained.

4.3 Reaffirmation of Obligations. Each Loan Party hereby ratifies the Credit Agreement and each of the other Loan Documents to which it is party and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement and each of the other Loan Documents to which it is a party applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.

4.4 Loan Document. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

4.5 Expenses. The Borrower agrees to pay all reasonable and documented costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable and documented fees and expenses of the Administrative Agent’s legal counsel.

4.6 Further Assurances. The Loan Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

4.7 Entirety. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

4.8 Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment or any other document required to be delivered hereunder by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment. Without limiting the foregoing, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

4.9 No Actions, Claims, Etc. As of the date hereof, each of the Loan Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act, under the Loan Documents on or prior to the date hereof.

4.10 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4.11 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.12 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The provisions set forth in Sections 11.14 and 11.15 of the Credit Agreement are hereby incorporated into this Amendment by reference, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	BEACHBODY, LLC,
a Delaware limited liability company

	By:	/s/ Susan Collyns
Name: Susan Collyns
Title: Chief Financial Officer

GUARANTORS:	THE BEACHBODY COMPANY GROUP, LLC,
a Delaware limited liability company

	By:	/s/ Susan Collyns
Name: Susan Collyns
Title: Chief Financial Officer

OPENFIT, LLC,
a Delaware limited liability company

	By:	/s/ Susan Collyns
Name: Susan Collyns
Title: Chief Financial Officer

LADDER, LLC,
a Delaware limited liability company

	By:	/s/ Susan Collyns
Name: Susan Collyns
Title: Chief Financial Officer & Treasurer

Signature Page to Consent and Seventh Amendment

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
in its capacity as Administrative Agent

	By:	/s/ Sharad C. Bhatt
Name: Sharad C. Bhatt
Title: Senior Vice President

LENDER:	BANK OF AMERICA, N.A.,
in its capacity as Lender and L/C Issuer

	By:	/s/ Sharad C. Bhatt
Name: Sharad C. Bhatt
Title: Senior Vice President

Signature Page to Consent and Seventh Amendment

Schedule 1

Additional Material Contracts

1.	The Merger Agreement.

Schedule 1

Exhibit A

Amendments to Credit Agreement

See Attached.

Exhibit A

Exhibit A

CREDIT AGREEMENT

Dated as of December 14, 2018

among

BEACHBODY, LLC,

as the Borrower,

BEACHBODY HOLDINGS, INC. AND

CERTAIN SUBSIDIARIES OF THE BORROWER PARTY HERETO,

as the Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent and L/C Issuer,

and

THE LENDERS PARTY HERETO

BANK OF AMERICA MERRILL LYNCH,

as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1

1.02	Other Interpretive Provisions	~~32~~33

1.03	Accounting Terms	~~33~~34

1.04	Rounding	~~34~~35

1.05	Times of Day	~~34~~35

1.06	Letter of Credit Amounts	~~34~~36

1.07	UCC Terms	~~34~~36

1.08	Rates	~~34~~36

ARTICLE II COMMITMENTS AND CREDIT EXTENSIONS		~~35~~36

2.01	Loans	~~35~~36

2.02	Borrowings, Conversions and Continuations of Loans	~~35~~36

2.03	Letters of Credit	~~37~~38

2.04	[Reserved.]	~~45~~46

2.05	Prepayments	~~45~~46

2.06	Termination or Reduction of Commitments	~~47~~48

2.07	Repayment of Loans	~~47~~48

2.08	Interest and Default Rate	~~47~~49

2.09	Fees	~~48~~49

2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	~~48~~50

2.11	Evidence of Debt	~~49~~50

2.12	Payments Generally; Administrative Agent’s Clawback	~~50~~51

2.13	Sharing of Payments by Lenders	~~52~~53

2.14	Cash Collateral	~~53~~54

-i-

2.15	Defaulting Lenders	~~53~~55

2.16	Increase in Facility	~~56~~57

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		~~57~~58

3.01	Taxes	~~57~~58

3.02	Illegality	~~61~~63

3.03	Inability to Determine Rates	~~62~~63

3.04	Increased Costs; Reserves	~~64~~66

3.05	Compensation for Losses	~~66~~67

3.06	Mitigation Obligations; Replacement of Lenders	~~66~~68

3.07	Survival	~~67~~68

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		~~67~~68

4.01	Conditions of Initial Credit Extension	~~67~~68

4.02	Conditions to all Credit Extensions	~~69~~71

ARTICLE V REPRESENTATIONS AND WARRANTIES		~~70~~72

5.01	Existence, Qualification and Power	~~70~~72

5.02	Authorization; No Contravention	~~70~~72

5.03	Governmental Authorization; Other Consents	~~71~~72

5.04	Binding Effect	~~71~~73

5.05	Financial Statements; No Material Adverse Effect	~~71~~73

5.06	Litigation	~~72~~74

5.07	No Default	~~72~~74

5.08	Ownership of Property	~~72~~74

5.09	Environmental Compliance	~~72~~74

5.10	Insurance	~~73~~74

5.11	Taxes	~~73~~75

5.12	ERISA Compliance	~~73~~75

-ii-

5.13	Margin Regulations; Investment Company Act	~~75~~76

5.14	Disclosure	~~75~~76

5.15	Compliance with Laws	~~75~~77

5.16	Solvency	~~75~~77

5.17	Casualty, Etc.	~~75~~77

5.18	Sanctions Concerns and Anti-Corruption Laws	~~76~~77

5.19	Responsible Officers	~~76~~77

5.20	Subsidiaries; Equity Interests; Loan Parties	~~76~~78

5.21	Collateral Representations	~~77~~78

5.22	Intellectual Property; Licenses, Etc.	~~78~~80

5.23	EEA Financial Institutions	~~78~~80

5.24	Beneficial Ownership	~~79~~80

5.25	Labor Matters	~~79~~80

5.26	Covered Entities	~~79~~80

ARTICLE VI AFFIRMATIVE COVENANTS		~~79~~81

6.01	Financial Statements	~~79~~81

6.02	Certificates; Other Information	~~80~~81

6.03	Notices	~~83~~84

6.04	Payment of Obligations	~~83~~85

6.05	Preservation of Existence, Etc.	~~84~~85

6.06	Maintenance of Properties	~~84~~86

6.07	Maintenance of Insurance	~~84~~86

6.08	Compliance with Laws	~~85~~86

6.09	Books and Records	~~85~~86

6.10	Inspection Rights	~~85~~87

6.11	Use of Proceeds	~~86~~87

-iii-

6.12	Material Contracts	~~86~~88

6.13	Covenant to Guarantee Obligations	~~86~~88

6.14	Covenant to Give Security	~~87~~88

6.15	Further Assurances	~~88~~90

6.16	Compliance with Terms of Leaseholds	~~89~~91

6.17	Compliance with Environmental Laws	~~89~~91

6.18	Beneficial Ownership Information	~~89~~91

6.19	Anti-Corruption Laws	~~89~~91

ARTICLE VII NEGATIVE COVENANTS		~~89~~92

7.01	Liens	~~90~~92

7.02	Indebtedness	~~91~~93

7.03	Investments	~~92~~94

7.04	Fundamental Changes	~~93~~95

7.05	Dispositions	~~94~~96

7.06	Restricted Payments	~~95~~97

7.07	Change in Nature of Business	~~97~~99

7.08	Transactions with Affiliates	~~97~~99

7.09	Burdensome Agreements	~~97~~99

7.10	Use of Proceeds	~~97~~100

7.11	Financial Covenants	~~98~~100

7.12	Capital Expenditures	~~98~~100

7.13	Amendments of Organization Documents; Sponsor Equity Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes	~~98~~100

7.14	Sale and Leaseback Transactions	~~99~~101

7.15	Prepayments, Etc. of Indebtedness	~~99~~101

7.16	Amendment, Etc. of Indebtedness; Amendment of Material Contracts	~~99~~102

7.17	Sanctions	~~100~~102

-iv-

7.18	Anti-Corruption Laws	~~100~~102

7.19	Holding Company	~~100~~102

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		~~101~~103

8.01	Events of Default	~~101~~103

8.02	Remedies upon Event of Default	~~103~~106

8.03	Application of Funds	~~104~~106

ARTICLE IX ADMINISTRATIVE AGENT		~~105~~107

9.01	Appointment and Authority	~~105~~107

9.02	Rights as a Lender	~~106~~108

9.03	Exculpatory Provisions	~~106~~108

9.04	Reliance by Administrative Agent	~~107~~109

9.05	Delegation of Duties	~~108~~110

9.06	Resignation of Administrative Agent	~~108~~110

9.07	Non-Reliance on Administrative Agent and Other Lenders	~~109~~111

9.08	No Other Duties, Etc.	~~109~~111

9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	~~109~~111

9.10	Collateral and Guaranty Matters	~~111~~113

9.11	Secured Cash Management Agreements and Secured Hedge Agreements	~~111~~113

9.12	Lender ERISA Representations	~~112~~114

9.13	Recovery of Erroneous Payments	~~113~~115

ARTICLE X CONTINUING GUARANTY		~~113~~115

10.01	Guaranty	~~113~~115

10.02	Rights of Lenders	~~114~~116

10.03	Certain Waivers	~~114~~116

10.04	Obligations Independent	~~114~~116

10.05	Subrogation	~~114~~116

-v-

10.06	Termination; Reinstatement	~~115~~117

10.07	Stay of Acceleration	~~115~~117

10.08	Condition of Borrower	~~115~~117

10.09	Appointment of Borrower	~~115~~117

10.10	Right of Contribution	~~115~~118

10.11	Keepwell	~~115~~118

ARTICLE XI MISCELLANEOUS		~~116~~118

11.01	Amendments, Etc.	~~116~~118

11.02	Notices; Effectiveness; Electronic Communications	~~118~~120

11.03	No Waiver; Cumulative Remedies; Enforcement	~~120~~122

11.04	Expenses; Indemnity; Damage Waiver	~~120~~122

11.05	Payments Set Aside	~~122~~124

11.06	Successors and Assigns	~~122~~125

11.07	Treatment of Certain Information; Confidentiality	~~126~~129

11.08	Right of Setoff	~~128~~130

11.09	Interest Rate Limitation	~~128~~130

11.10	Counterparts; Integration; Effectiveness	~~128~~131

11.11	Survival of Representations and Warranties	~~129~~131

11.12	Severability	~~129~~131

11.13	Replacement of Lenders	~~129~~131

11.14	Governing Law; Jurisdiction; Etc	~~130~~132

11.15	Waiver of Jury Trial	~~131~~133

11.16	Subordination	~~131~~133

11.17	No Advisory or Fiduciary Responsibility	~~132~~134

11.18	Electronic Execution	~~132~~134

11.19	USA PATRIOT Act Notice	~~133~~135

-vi-

11.20	Time of the Essence	~~133~~135

11.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~133~~135

11.22	Acknowledgement Regarding Any Supported QFCs	~~134~~136

-vii-

BORROWER PREPARED SCHEDULES

Schedule 1.01(c)	Responsible Officers
Schedule 5.10	Insurance
Schedule 5.12	Pension Plans
Schedule 5.20(a)	Subsidiaries, Joint Ventures, Partnerships and Equity Investments
Schedule 5.20(b)	Loan Parties
Schedule 5.21(b)	Intellectual Property
Schedule 5.21(c)	Documents, Instrument, and Tangible Chattel Paper
Schedule 5.21(d)(i)	Deposit Accounts & Securities Accounts
Schedule 5.21(d)(ii)	Electronic Chattel Paper & Letter-of-Credit Rights
Schedule 5.21(e)	Commercial Tort Claims
Schedule 5.21(f)	Pledged Equity Interests
Schedule 5.21(g)	Properties
Schedule 5.21(h)	Material Contracts
Schedule 7.01	Existing Liens
Schedule 7.02	Existing Indebtedness
Schedule 7.03	Existing Investments; Borrower’s Investment Policy
Schedule 7.08	Transactions with Affiliates

ADMINISTRATIVE AGENT PREPARED SCHEDULES

Schedule 1.01(a)	Certain Addresses for Notices
Schedule 1.01(b)	Initial Commitments, Applicable Percentages and Letter of Credit Sublimit
Schedule 1.01(d)	Existing Letters of Credit

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Joinder Agreement
Exhibit E	Form of Loan Notice
Exhibit F	Form of Permitted Acquisition Certificate
Exhibit G	Form of Note
Exhibit H	Form of Secured Party Designation Notice
Exhibit I	Form of Solvency Certificate
Exhibit J	Form of Officer’s Certificate
Exhibit K	Forms of U.S. Tax Compliance Certificates
Exhibit L	Form of Financial Condition Certificate
Exhibit M	Form of Authorization to Share Insurance Information
Exhibit N	Form of Notice of Loan Prepayment

-viii-

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of December 14, 2018, among BEACHBODY, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

PRELIMINARY STATEMENTS:

WHEREAS, the Loan Parties (as hereinafter defined) have requested that the Lenders and the L/C Issuer make loans and other financial accommodations to the Loan Parties on the terms and subject to the conditions set forth herein.

WHEREAS, the Lenders and the L/C Issuer have agreed to make such loans and other financial accommodations to the Loan Parties on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2018 Share Redemption Restricted Payments” means (a) the Restricted Payment in the amount of $1,500,000 made by the Borrower in cash on December 28, 2018 and (b) the Restricted Payment in the amount of $1,500,000 made by the Borrower in cash on December 31, 2018 each of which was made for the purpose of facilitating the redemption of shares in the Old Parent and for other purposes.

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Additional Secured Obligations” means (a) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that Additional Secured Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Adjusted Minimum EBITDA Amount” means the greater of (a) $0 and (b) 50% of the difference between (i) Beachbody EBITDA for the Measurement Period ending December 31, 2020 and (ii) $60,000,000.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 1.01(a), or such other address or as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.15. If the Commitment of all of the Lenders to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the Facility shall be determined based on the Applicable Percentage of such Lender in respect of the Facility most recently in effect, giving effect to any subsequent assignments. The Applicable Percentage of each Lender in respect of the Facility is set forth opposite the name of such Lender on Schedule 1.01(b) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.16, as applicable.

“Applicable Rate” means, for any day, the rate per annum set forth below opposite the applicable Pricing Level then in effect (based on Consolidated EBITDA), it being understood that the Applicable Rate for (a) Loans that are Base Rate Loans shall be the percentage set forth under the column “Base Rate”, (b) Loans that are BSBY Rate Loans shall be the percentage set forth under the column “BSBY Rate & Letter of Credit Fee”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “BSBY Rate & Letter of Credit Fee”, and (d) the unused commitment fees described in Section 2.09(a) shall be the percentage set forth under the column “Unused Commitment Fee”:

Pricing Level	Consolidated EBITDA	BSBY Rate & Letter of Credit Fee	Base Rate	Unused Commitment Fee
1	> $80,000,000	1.75%	0.75%	0.375%
2	< $80,000,000	2.25%	1.25%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in Consolidated EBITDA shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 6.02(a), then, upon the request of the Required Lenders, Pricing Level 2 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered. In addition, at all times while the Default Rate is in effect, the highest rate set forth in each column of the Applicable Rate shall apply.

Notwithstanding anything to the contrary contained in this definition, (i) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b) and (ii) the initial Applicable Rate shall be set at Pricing Level 2 until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) for the fiscal quarter ending March 31, 2020, to the Administrative Agent. Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as sole lead arranger and sole bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease, (c) all Synthetic Debt of such Person, and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2017, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Authorization to Share Insurance Information” means the authorization substantially in the form of Exhibit M (or such other form as required by each of the Loan Party’s insurance companies).

“Availability Period” means the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Commitments pursuant to Section 2.06, and (iii) the date of termination of the Commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the BSBY Rate plus 1.00%, subject to the interest rate floors set forth therein; provided that if the Base Rate shall be less than 0.75%, such rate shall be deemed 0.75% for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beachbody EBITDA” means, at any date of determination, Consolidated EBITDA less Openfit EBITDA.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bloomberg” means Bloomberg Index Services Limited.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Operating Agreement” means Borrower’s Third Amended and Restated Operating Agreement entered into on the Fourth Amendment Effective Date (as the same exists on the Fourth Amendment Effective Date).

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of BSBY Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“BSBY” means the Bloomberg Short-Term Bank Yield Index rate.

“BSBY Rate” means:

(a) for any Interest Period with respect to a BSBY Rate Loan, the rate per annum equal to the BSBY Screen Rate two Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published on such determination date then BSBY Rate means the BSBY Screen Rate on the first Business Day immediately prior thereto; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the BSBY Screen Rate with a term of one month commencing that day;

provided that if the BSBY Rate determined in accordance with the foregoing provisions of this definition would otherwise be less than 0.75% per annum, the BSBY Rate shall be deemed to be 0.75% per annum for purposes of this Agreement.

“BSBY Rate Loan” means a Loan that bears interest at a rate based on the BSBY Rate.

“BSBY Replacement Date” has the meaning specified in Section 3.03(b).

“BSBY Screen Rate” means the Bloomberg Short-Term Bank Yield Index rate administered by Bloomberg and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any BSBY Rate Loan, in New York City.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations). For the purpose of this definition, “Capital Expenditures” shall not include the portion of the purchase price of a Permitted Acquisition that is required to be capitalized under GAAP.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect thereof (as the context may require), (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Administrative Agent and the L/C Issuer, and/or (c) if the Administrative Agent and the L/C Issuer shall agree, in their sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than three hundred sixty (360) days from the date of acquisition thereof; and

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that, (a) at the time it enters into a Cash Management Agreement with Borrower or any of its Subsidiaries, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement with Borrower or any of its Subsidiaries, in each case in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, however, that for any of the foregoing to be included as a “Secured Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

~~(a) the Specified Shareholders shall cease to own and control, of record and beneficially, directly or indirectly, more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Company on a fully diluted basis (which for this purpose shall exclude all Equity Interests that have not yet vested);~~

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries, and (ii) any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Specified Shareholders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the Equity Interests of the Parent Company entitled to vote for members of the board of directors or equivalent governing body of the Parent Company on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right) and the Specified Shareholders shall directly own and control less of the Equity Interests of the Parent Company entitled to vote for members of the board of directors or equivalent governing body of the Parent Company than such “person” or “group”;

(b) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was nominated, appointed or approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was nominated, appointed or approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

~~(b)~~ (c) the Parent Company shall cease to directly own and control, of record and beneficially, ~~one hundred percent (~~100%~~)~~ of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower on a fully diluted basis (which for this purpose shall exclude all Equity Interests that have not yet vested); or

(d) a “change of control” (or similar event) shall occur in any document evidencing Indebtedness in excess of the Threshold Amount.

~~(c) the Specified Shareholders shall cease to have the ability to elect (either through share ownership or contractual voting rights) a majority of the board of directors or equivalent governing body of the Parent Company; or~~

~~(d) the Specified Shareholders shall cease to have the ability to elect (either through share ownership or contractual voting rights) a majority of the board of directors or equivalent governing body of the Borrower.~~

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, each Joinder Agreement, each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.14, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to (a) make Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Commitments of all of the Lenders on the Closing Date shall be $35,000,000. The aggregate Commitments of all of the Lenders during the Temporary Relief Period shall be $55,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with BSBY or any proposed Successor Rate, as applicable, any conforming changes to the definition of Base Rate, BSBY, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate, and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated EBITDA” means, at any date of determination, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, (a) Consolidated Net Income for the most recently completed Measurement Period plus (b) the following to the extent deducted in calculating such Consolidated Net Income (without duplication): (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) non-recurring non-cash charges and non-recurring non-cash losses (excluding any such non-cash charges or non-cash losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods), (v) non-cash charges for stock-based compensation (excluding any such non-cash charges to the extent (A) there were cash charges with respect to such charges in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges in future accounting periods), (vi) non-recurring charges actually incurred during the Measurement Period as a result of the COVID-19 outbreak or any worsening thereof, in an aggregate amount not to exceed $5,000,000 in the aggregate for all Measurement Periods, and (vii) any transaction fees, costs and expenses, in an aggregate amount not to exceed $2,000,000 in any Measurement Period, incurred, or any amortization thereof, in connection with any Permitted Acquisition, any Investment permitted under Section 7.03 or any incurrence, repayment or refinancing of Indebtedness permitted under Section 7.02 (or any amendment or other modification of any such Indebtedness), less (c) without duplication and to the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income for such period, (i) Federal, state, local and foreign income tax credits and (ii) all non-recurring non-cash gains.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Transactions” has the meaning specified in Section 6.14.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (a) the value of the Equity Interests of the Borrower or any Subsidiary to be transferred in connection with such Acquisition, (b) the amount of any cash and fair market value of other property (excluding property described in clause (a) and the unpaid principal amount of any debt instrument) given as consideration in connection with such Acquisition, (c) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by the Borrower or any Subsidiary in connection with such Acquisition, (d) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP in connection with such Acquisition, (e) all amounts paid in respect of covenants not to compete and consulting agreements that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, and (f) the aggregate fair market value of all other consideration given by the Borrower or any Subsidiary in connection with such Acquisition. For purposes of determining the Cost of Acquisition for any transaction, the Equity Interests of the Borrower shall be valued in accordance with GAAP.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Loans that are Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by applicable Law.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“DeSPAC Closing Date” means the date on which the DeSPAC Transactions occur.

“DeSPAC Transactions” has the meaning set forth in the Sixth Amendment.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Loan Party or Subsidiary (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.11 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Letters of Credit” means those certain letters of credit set forth on Schedule 1.01(d).

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person which constitute proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and proceeds of Involuntary Dispositions), or indemnity payments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification or reimbursement obligations for which no claim has been asserted), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit which have been Cash Collateralized in an amount not less than the Minimum Collateral Amount or as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated December 14, 2018, between the Borrower and Bank of America.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).

“Foreign Plan” has the meaning specified in Section 5.12(d).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Forest Merger Agreement” means that certain Agreement and Plan of Merger dated as of February 9, 2021, by and among Forest Road Acquisition Corp., a Delaware corporation, BB Merger Sub, LLC, a Delaware limited liability company, MFH Merger Sub, LLC, a Delaware limited liability company, The Beachbody Company Group, LLC, a Delaware limited liability company, and Myx Fitness Holdings, LLC, a Delaware limited liability company, as in effect as of the Seventh Amendment Effective Date except for such amendments as are specifically and separately disclosed in writing to Administrative Agent and consented to in writing by the Administrative Agent.

“Forest Merger Agreement Documents” means, collectively, the Forest Merger Agreement and each of the other material documents entered into in connection therewith or pursuant thereto.

“Fourth Amendment” means the Consent, Assumption, Joinder and Fourth Amendment to Credit Agreement dated as of September 18, 2020, among Borrower, Parent Company, the Guarantors party thereto, the Lenders party thereto, the Administrative Agent and the L/C Issuer

“Fourth Amendment Effective Date” means the date upon which each of the conditions to the effectiveness of the Fourth Amendment have either been satisfied or waived.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“FTC Act” means the Federal Trade Commission Act (15 U.S.C. § 41 et seq.), as amended.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 10.01.

“Guarantors ” means, collectively, (a) upon completion of the Parent Company Joinder, Parent Company, (b) OpenFit, (c) Ladder, (d) upon the completion of the ~~Ladder~~Myx Joinder, ~~Ladder~~the Myx Entities which have become Guarantors and executed a Joinder Agreement pursuant to Section 6.14(g), (~~d~~e) the Material Subsidiaries (other than OpenFit ~~and~~, Ladder and the Myx Entities which have become Guarantors and executed a Joinder Agreement pursuant to Section 6.14(g)) of the Borrower as are or may from time to time become parties to this Agreement pursuant to Section 6.13, and (~~e~~f) with respect to Additional Secured Obligations owing by any Loan Party or any of its Subsidiaries and any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 10.01 and 10.11) under the Guaranty, the Borrower.

“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article X in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 6.13.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, (a) at the time it enters into a Swap Contract not prohibited under Article VI or VII, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Swap Contract not prohibited under Article VI or VII, in each case, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, in the case of a Secured Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement and provided further that for any of the foregoing to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Honor Date” has the meaning set forth in Section 2.03(c).

“Increase Effective Date” has the meaning set forth in Section 2.16(d).

“Incremental Facility” has the meaning set forth in Section 2.16(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations (including, without limitation, earnout obligations) of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business which are either (i) not past due for more than one hundred twenty (120) days or (ii) being disputed in good faith and by appropriate measures);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire or defease, or otherwise make any payment in respect of the acquisition of, any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Intercompany Debt” has the meaning specified in Section 7.02.

“Interest Payment Date” means, (a) as to any BSBY Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility; provided, however, that if any Interest Period for a BSBY Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility.

“Interest Period” means, as to each BSBY Rate Loan, the period commencing on the date such BSBY Rate Loan is disbursed or converted to or continued as a BSBY Rate Loan and ending on the date one (1), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D executed and delivered in accordance with the provisions of Section 6.13.

“Ladder” means Ladder, LLC, a Delaware limited liability company.

“Ladder Joinder” has the meaning specified in Section 6.14(f).

“Ladder Merger Agreement” means the Agreement and Plan of Merger dated as of September 18, 2020, by and among Borrower, Old Parent, Parent Company, Beachbody Merger Sub, LLC, a Delaware limited liability company, Ladder Merger Sub, LLC, a Delaware limited liability company, Ladder and Manager IV, LLC, as Equityholder Representative (as defined therein).

“Ladder Merger Agreement Documents” means, collectively, the Ladder Merger Agreement and each of the other material documents entered into in connection therewith or pursuant thereto.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts (including all L/C Borrowings). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement, and their successors and assigns.

“Lending Office” means, as to the Administrative Agent, the L/C Issuer or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect for the Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Facility. The Letter of Credit Sublimit is part of, and not in addition to, the Facility. Each Lender’s portion of the Letter of Credit Sublimit as of the Closing Date is set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Letter of Credit Sublimit”.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, at any date of determination, the sum of the following: (i) cash and Cash Equivalents of Borrower and the Subsidiary Guarantors as of such date which are unrestricted and are not subject to any Lien (other than (i) the Lien under the Loan Documents and (ii) Liens permitted pursuant to Section 7.01(j)), plus (ii) the amount of Loans available to be borrowed by the Borrower under the unused Commitments pursuant to the terms of this Agreement (including satisfaction of the conditions precedent set forth in Section 4.02 (other than delivery of a Loan Notice)).

“LNK Preferred Share Documents” means (i) that certain Unit Purchase Agreement, dated November 30, 2012, by and among the Borrower, the Old Parent and LNK BB Holdco, LLC, and (ii) that certain Rights Agreement, dated November 30, 2012, by and among the Borrower, the Old Parent, the holders of the Borrower’s Series A Preferred Units set forth on Exhibit A-1 thereto, and the holders of the Old Parent’s no par value Common Stock set forth on Exhibit A-2 thereto.

“LNK Redemption Documents” means that certain letter agreement, dated as of December 14, 2018, by and between the Borrower and LNK BB Holdco, LLC.

“LNK Redemption Transactions” means the redemption of all of the Series A Preferred Units from the holders thereof under the LNK Preferred Share Documents pursuant to the LNK Redemption Documents.

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Issuer Document, (g) each Joinder Agreement, (h) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 and (i) all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing or evidencing, securing or otherwise relating to the Loans or Letters of Credit (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement); provided, however, that for purposes of Section 11.01, “Loan Documents” shall mean this Agreement, the Guaranty and the Collateral Documents.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of BSBY Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or a material adverse effect on the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Loan Party or any Subsidiary thereof, (a) each contract or agreement to which such Person is a party involving aggregate consideration payable to such Person of $10,000,000 or more in any year (excluding agreements with electronic commerce companies for the distribution of products (e.g., Amazon) to the extent such agreement does not require such electronic commerce company to purchase any minimum amount of product from such Person), (b) each contract or agreement for goods or services (including fulfillment but excluding shipping) related to the manufacture of products of such Person to which such Person is a party involving aggregate consideration payable by such Person of $10,000,000 or more in any year, and (c) any other contract, agreement, permit or license, written or oral, of the Borrower and its Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually, could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means (a) (i) OpenFit ~~and~~, (ii) Ladder, and (iii) upon the completion of the ~~Ladder~~Myx Joinder, ~~Ladder~~the Myx Entities (other than any Myx Entity which has been dissolved pursuant to Section 7.04(f)), and (b) any other Subsidiary of the Borrower that, together with its Subsidiaries, (i) accounts for more than five percent (5%) of the total assets of the Borrower and its Subsidiaries on a consolidated basis as of the end of the most recent four (4) fiscal quarters of the Borrower or (ii) generates more than five percent (5%) of the Consolidated EBITDA of the Borrower and its Subsidiaries in the aggregate for the four (4) fiscal quarter period most recently ended; provided, however, if at any time all of the Domestic Subsidiaries of the Borrower which are not Material Subsidiaries account for more than fifteen percent (15%) of the total assets of the Borrower and its Subsidiaries on a consolidated basis as of the end of the most recent four (4) fiscal quarters of the Borrower or more than fifteen percent (15%) of the Consolidated EBITDA of the Borrower and its Subsidiaries in the aggregate for the four (4) fiscal quarter period most recently ended, the Borrower shall designate one or more Domestic Subsidiaries as a Material Subsidiary and cause any such Domestic Subsidiaries to comply with the provisions of Section 6.13 such that, after such Domestic Subsidiaries become Guarantors hereunder, the Domestic Subsidiaries of the Borrower which are not Guarantors account for fifteen percent (15%) or less of the total assets and fifteen percent (15%) or less of the Consolidated EBITDA of the Borrower and its Subsidiaries in the aggregate at all times.

“Maturity Date” means June 10, 2022; provided, however, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four (4) fiscal quarters of the Borrower.

“Merger Effective Date” means the Merger Effective Date (as defined in the Seventh Amendment) of which the Administrative Agent has been notified of in accordance with and pursuant to the terms of Article I of the Seventh Amendment.

“MFEH” means MFEH, LLC, a Delaware limited liability company.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during any period when a Lender constitutes a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Myx” means Myx Fitness Holdings, LLC, a Delaware limited liability company.

“Myx Contribution Transaction” has the meaning specified in Section 6.14(g).

“Myx Entities” means, collectively, (a) Myx, (b), MFEH, and (c) Myx Fitness.

“Myx Fitness” means Myx Fitness, LLC, a Delaware limited liability company.

“Myx Joinder” has the meaning specified in Section 6.14(g).

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Material Subsidiary in respect of any Disposition or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable as a result thereof, (c) Permitted Tax Distributions paid or payable as a result thereof or related thereto, and (d) in the case of any Disposition or any Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Material Subsidiary in any Disposition or Involuntary Disposition.

“New Lenders” has the meaning set forth in Section 2.16(c).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iv).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit G.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit N or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means a certificate substantially the form of Exhibit J or any other form approved by the Administrative Agent.

“Old Parent” means, Beachbody Holdings, Inc., a California corporation.

“OpenFit” means OpenFit, LLC, a Delaware limited liability company.

“Openfit EBITDA” means, at any date of determination, the earnings (or losses) before interest, taxes, depreciation and amortization expense of the digital streaming fitness, nutrition and wellness platform business operated by Borrower and its Subsidiaries under the name “Openfit” for the most recently completed Measurement Period as reflected in income statements internally prepared by management of Borrower consistent with past practices.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Parent Company” means The Beachbody Company ~~Group~~, ~~LLC~~Inc. , a Delaware ~~limited liability company~~corporation (f/k/a Forest Road Acquisition Corp.).

“Parent Company Joinder” has the meaning specified in Section 6.14(i).

“Parent Company Operating Agreement” means Parent Company’s Amended and Restated Operating Agreement entered into on the Fourth Amendment Effective Date (as the same exists on the Fourth Amendment Effective Date).

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means an Acquisition by the Borrower or a Subsidiary Guarantor (the Person or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Borrower and its Subsidiaries pursuant to the terms of this Agreement, in each case so long as:

(a) no Default shall then exist or would exist after giving effect thereto;

(b) the Loan Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the Acquisition on a Pro Forma Basis, the Loan Parties are in Pro Forma Compliance;

(c) the Administrative Agent, on behalf of the Secured Parties, shall have received (or shall receive in connection with the closing of such Acquisition) a first priority, perfected (to the extent and in the manner perfection is required to be achieved and maintained as set forth in this Agreement and the Collateral Documents) security interest (subject to Permitted Liens) in all property (including, without limitation, Equity Interests) acquired with respect to the Target to the extent required under Section 6.14 and the Target, if a Person which becomes a Material Subsidiary, shall have executed a Joinder Agreement to the extent required under Section 6.13;

(d) the Administrative Agent and the Lenders shall have received not less than ten (10) days prior to the consummation of any such Acquisition (i) a description of the material terms of such Acquisition, (ii) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date, (iii) Consolidated projected income statements of the Borrower and its Subsidiaries (giving effect to such Acquisition), and (iv) not less than five (5) Business Days prior to the consummation of any Permitted Acquisition, a Permitted Acquisition Certificate of the Borrower signed on its behalf by a Responsible Officer of the Borrower certifying that such Permitted Acquisition complies with the requirements of this Agreement;

(e) the Target shall have earnings before interest, taxes, depreciation and amortization for the four (4) fiscal quarter period prior to the acquisition date in an amount greater than $0;

(f) such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Loan Party and the Target;

(g) after giving effect to such Acquisition and any Borrowings made in connection therewith, Liquidity is not less than $50,000,000; and

(h) after giving effect to such Acquisition, the Cost of Acquisition paid by the Loan Parties and their Subsidiaries for all Acquisitions made during the immediately preceding twelve month period shall not exceed $25,000,000.

“Permitted Acquisition Certificate” means a certificate substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Permitted Liens” has the meaning set forth in Section 7.01.

“Permitted Tax Distributions” means “Tax Distributions” as such term is defined as of the Fourth Amendment Effective Date in Section 8.1(b) of the Borrower Operating Agreement (as the same exists on the Fourth Amendment Effective Date).

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable and notes receivable in connection with the collection or compromise thereof; (d) leases or subleases in the ordinary course of business granted to others not interfering in any material respect with the business of the Borrower and its Material Subsidiaries; (e) non-exclusive licenses or sublicenses of Intellectual Property in the ordinary course of business and substantially consistent with past practice for terms not exceeding three (3) years; and (f) the sale or disposition of Cash Equivalents or other Investments permitted under Section 7.03(a), in each case in this clause (f) for fair market value.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Pro Forma Basis” and “Pro Forma Effect” means, for any Disposition of all or substantially all of a division or a line of business or for any Acquisition, whether actual or proposed, for purposes of determining compliance with the financial covenants set forth in Section 7.11, each such transaction or proposed transaction shall be deemed to have occurred on and as of the first day of the relevant Measurement Period, and the following pro forma adjustments shall be made:

(a) in the case of an actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Disposition shall be excluded from the results of the Borrower and its Subsidiaries for such Measurement Period;

(b) in the case of an actual or proposed Acquisition, income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such Acquisition shall be included in the results of the Borrower and its Subsidiaries for such Measurement Period;

(c) interest accrued during the relevant Measurement Period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Borrower and its Subsidiaries for such Measurement Period; and

(d) any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable Measurement Period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Borrower and its Subsidiaries for such Measurement Period.

“Pro Forma Compliance” means, with respect to any transaction, that such transaction does not cause, create or result in a Default after giving Pro Forma Effect, based upon the results of operations for the most recently completed Measurement Period to (a) such transaction and (b) all other transactions which are contemplated or required to be given Pro Forma Effect hereunder that have occurred on or after the first day of the relevant Measurement Period.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 11.22.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Control Agreement” means an agreement, among a Loan Party (other than Parent Company), a depository institution or securities intermediary and the Administrative Agent, which agreement is in form and substance acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein upon activation thereof by the Administrative Agent.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement effective as of the Merger Effective Date, by and among Parent Company, Forest Road Acquisition Sponsor LLC, a Delaware limited liability company, certain shareholders of The Beachbody Company Group, LLC, a Delaware limited liability company and the other parties thereto.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any time, at least two (2) Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided that if there is only one Lender at such time, such Lender shall constitute the “Required Lenders.” The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the L/C Issuer in making such determination.

“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).

“Resignation Effective Date” has the meaning set forth in Section 9.06.

“Resolution” has the meaning set forth in Section 8.01(~~p~~q).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.

“Restricted Payment” means (a) any dividend or other distribution (including without limitation Permitted Tax Distributions), direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of Borrower or any of its Subsidiaries, now or hereafter outstanding, and (d) any payment with respect to any earnout obligation; provided, however, that the payment of certain expenses of holders of Equity Interests (e.g., tax, legal and accounting expenses), in an aggregate amount not to exceed $1,000,000 in any twelve month period, arising from or as a result of such ownership of such Equity Interests shall not be considered Restricted Payments.

“Revolving Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans and such Lender’s participation in L/C Obligations at such time.

“Rights Agreement Amendment” means that certain Assignment and Assumption Agreement and Amendment to Amended and Restated Rights Agreement effective as of September 18, 2020, by and among Borrower, Parent Company, Old Parent, and the other parties thereto.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby Borrower or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement between Borrower or any Subsidiary and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract required by or not prohibited under Article VI or VII between Borrower or any Subsidiary Guarantor and any Hedge Bank.

“Secured Obligations” means all Obligations and all Additional Secured Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit H.

“Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Administrative Agent by each of the Loan Parties (other than Parent Company).

“Series A Preferred Units” means the units of membership interests in the Parent Company designated as “Series A Preferred Units” or “Series A Units” in the Parent Company Operating Agreement.

“Seventh Amendment” means the Consent and Seventh Amendment to Credit Agreement dated as of June 23, 2021, among Borrower, the Guarantors party thereto, the Lenders party thereto, the Administrative Agent and the L/C Issuer.

“Seventh Amendment Effective Date” means the date upon which each of the conditions to the effectiveness of the Seventh Amendment have either been satisfied or waived.

“Sixth Amendment” means the Sixth Amendment to Credit Agreement dated as of May 28, 2021, among Borrower, Parent Company, the Guarantors party thereto, the Lenders party thereto, the Administrative Agent and the L/C Issuer.

“Sixth Amendment Effective Date” means the date upon which each of the conditions to the effectiveness of the Sixth Amendment have either been satisfied or waived.

“SOFR” has the meaning set forth in the definition of “Daily Simple SOFR”.

“SOFR Adjustment” with respect to Daily Simple SOFR means 0.26161% (26.161 basis points); and with respect to Term SOFR means 0.11448% (11.448 basis points) for an interest period of one-month’s duration, 0.26161% (26.161 basis points;) for an interest period of three-month’s duration, 0.42826% (42.826 basis points) for an interest period of six-months’ duration, and 0.71513% (71.513 basis points) for an interest period of twelve–months’ duration.

“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit I.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person on a going concern basis is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged, and (e) such Person is able to realize upon its assets and to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.11).

“’Specified Shareholders” means Carl Daikeler and Jon Congdon, their respective Family Trusts and their respective Family Members. As used in this definition, “Family Member” means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to such individual and “Family Trust” means, with respect to any individual, any trust or other estate planning vehicle established for the benefit of such individual or Family Members of such individual.

“Sponsor” means RPIII Rainsanity LP.

“Sponsor Equity Contribution Transactions” means the receipt by Borrower of not less than $100,000,000 in cash proceeds from Sponsor as capital contributions to the equity of Borrower in exchange for the issuance of units of Equity Interests in Borrower to be designated “Series A Preferred Units” pursuant to the Sponsor Equity Documents.

“Sponsor Equity Documents” means (i) that certain Unit Purchase Agreement, by and among the Borrower, Sponsor and such other additional purchasers executing a counterpart signature page thereto in connection with the purchase of additional Series A Preferred Units of the Borrower within 90 days of the initial closing of the transactions contemplated thereby, (ii) that certain Amended and Restated Rights Agreement, dated as of the date of the initial closing of the Unit Purchase Agreement described in clause (i) above, by and among the Borrower, the Old Parent, the holders of Borrower’s Series A Preferred Units set forth on Exhibit A-1 thereto, and the holders of the Old Parent’s no par value Common Stock set forth on Exhibit A-2 thereto, as amended by the Rights Agreement Amendment, in each case, as amended from time to time in accordance with and subject to Section 7.13(b), and (iii) any other material document related to the documents or transactions described in clause (i) or (ii) above.

“Subordinated Debt” means Indebtedness incurred by Borrower or any Subsidiary Guarantor which by its terms (or pursuant to a subordinated agreement acceptable to the Administrative Agent in its sole discretion) (a) is subordinated in right of payment to the prior payment of the Obligations and (b) contains other terms, including without limitation, standstill, interest rate, maturity and amortization, and insolvency-related provisions, in all respects acceptable to the Administrative Agent in its sole discretion.

“Subordinated Debt Documents” means all agreements (including without limitation intercreditor agreements, instruments and other documents) pursuant to which Subordinated Debt has been or will be issued or otherwise setting forth the terms of any Subordinated Debt.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned or otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means a Material Subsidiary of the Borrower that is a Guarantor.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Supported QFC” has the meaning specified in Section 11.22.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the Consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” has the meaning set forth in the definition of “Permitted Acquisition.”

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Relief Period” means the period beginning on the Temporary Relief Period Start Date and ending on the earliest of (a) the end of the 90th day after the Temporary Relief Period Start Date, and (b) the DeSPAC Closing Date.

“Temporary Relief Period Start Date” means May 28, 2021.

“Term SOFR” means, for the applicable corresponding Interest Period of BSBY (or if any Interest Period does not correspond to an interest period applicable to SOFR, the closest corresponding interest period of SOFR, and if such interest period of SOFR corresponds equally to two Interest Periods of BSBY, the corresponding interest period of the shorter duration shall be applied) the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Threshold Amount” means $~~7,000,000~~10,000,000 .

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Exposure of such Lender at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a BSBY Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States and that is not a CFC.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.22.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries (except to each other) shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with

GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Pro Forma Treatment. Each Disposition of all or substantially all of a line of business, and each Acquisition, by the Borrower and its Subsidiaries that is consummated during any Measurement Period shall, for purposes of determining compliance with the financial covenants set forth in Section 7.11 and for purposes of determining the Applicable Rate, be given Pro Forma Effect as of the first day of such Measurement Period.

(d) Consolidated Financial Statements. The Administrative Agent, the Lenders and the other Secured Parties hereby acknowledge, consent and agree that (i) the audited financial statements required to be delivered pursuant to Section 6.01(a) for any fiscal year ended on or after December 31, 2020 (the “Parent Audited Financial Statements”) shall be consolidated at the Parent Company and not at the Borrower, (ii) the unaudited financial statements required to be delivered pursuant to Section 6.01(b) for any fiscal quarter ended on or after March 31, 2021 (the “Parent Unaudited Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Consolidated Financial Statements”) shall be consolidated at the Parent Company and not at the Borrower, and (iii) with respect to the Parent Consolidated Financial Statements, any reference in Section 5.05 or Section 6.01 of this Agreement to “a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations” or “a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended” (or similar expression or import) shall instead be deemed to refer to the consolidated financial statements of the Parent Company and its Subsidiaries. For the avoidance of doubt, the Borrower acknowledges and agrees that Consolidated EBITDA, Beachbody EBITDA, Consolidated Net Income, Consolidated Interest Charges and Liquidity (and the component calculations with respect to each of the foregoing terms) and the covenants set forth in Sections 7.11 and 7.12 shall continue to be calculated based on results for the Borrower and, where applicable, its Subsidiaries (and not at the Parent), and the Borrower shall provide such financial statements, reports and other information as may be necessary or as otherwise reasonably requested by the Administrative Agent in order to calculate such terms and such covenants.

1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 UCC Terms.

Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.08 Rates.

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “BSBY Rate” or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) or the effect of any of the foregoing, or of any Conforming Changes.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans . Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower, in Dollars, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Facility, and (ii) the Revolving Exposure of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow Loans, prepay under Section 2.05, and reborrow under this Section 2.01. Loans may be Base Rate Loans or BSBY Rate Loans, as further provided herein; provided, however, any Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Notice of Borrowing. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of BSBY Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by: (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 10:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of BSBY Rate Loans or of any conversion of BSBY Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request BSBY Rate Loans having an Interest Period other than one (1), three (3) or six (6) months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 10:00 a.m. four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 10:00 a.m., three (3) Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of BSBY Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, in connection with any conversion or continuation of a Loan, if less, the entire principal thereof then outstanding). Except as provided in Sections 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in connection with any conversion or continuation of a Loan, if less, the entire principal thereof then outstanding). Each Loan Notice and each telephonic notice shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, and (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable BSBY Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of BSBY Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Advances. Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Loan Notice is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) BSBY Rate Loans. Except as otherwise provided herein, a BSBY Rate Loan may be continued or converted only on the last day of an Interest Period for such BSBY Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as BSBY Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the outstanding BSBY Rate Loans be converted immediately to Base Rate Loans.

(d) Interest Rates. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

(e) Interest Periods. After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect in respect of the Facility.

(f) Cashless Settlement Mechanism. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(g) With respect to BSBY the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.03 Letters of Credit.

(a)	The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower or any of its Domestic Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Domestic Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Facility, (y) the Revolving Exposure of any Lender shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and deemed L/C Obligations, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) (subject to Section 2.03(b)(iv), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;

(D) the Letter of Credit is to be denominated in a currency other than Dollars; or

(E) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)	Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed by the Borrower and signed on its behalf by a Responsible Officer of the Borrower and/or such Subsidiary, as required by the L/C Issuer. Such Letter of Credit Application may be sent by fax transmission, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 10:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Domestic Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 10:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor

Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 10:00 a.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement or by such Letter of Credit, the transactions contemplated hereby or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, endorsement, certificate or other document presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in the foregoing provisions of this Section 2.03(e); provided, however, that anything in such foregoing provisions of this Section 2.03(e) to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves, as determined by a final nonappealable judgment of a court of competent jurisdiction, were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight or time draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight or time draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the

Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves, as determined by a final nonappealable judgment of a court of competent jurisdiction, were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight or time draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.15, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. Letter of Credit Fees shall be (1) due and payable on the first Business Day following each calendar quarter end, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (2) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Domestic Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Domestic Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Domestic Subsidiaries.

2.04 [Reserved.]

2.05 Prepayments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty subject to Section 3.05; provided that, unless otherwise agreed by the Administrative Agent, (A) such notice must be received by the Administrative Agent not later than 10:00 a.m. (1) three (3) Business Days prior to any date of prepayment of BSBY Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of BSBY Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if BSBY Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(b) Mandatory.

(i) Dispositions and Involuntary Dispositions. Promptly upon receipt by any Loan Party or any Material Subsidiary of any Net Cash Proceeds from any Disposition (other than Permitted Transfers and Dispositions permitted under clauses (b) through (f) of Section 7.05) or any Involuntary Disposition, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided in an aggregate amount equal to 100% (or, at any time Bank of America is the only Lender, such lesser percentage as may be agreed to in writing by Bank of America) of such Net Cash Proceeds; provided, however, that with respect to any proceeds of condemnation awards (or payments in lieu thereof), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of receipt of such condemnation awards (or payments in lieu thereof)), and so long as no Event of Default shall have occurred and be continuing, such Loan Party or such Material Subsidiary may apply such Net Cash Proceeds within 180 days after the receipt of such Net Cash Proceeds to replace or repair any equipment, fixed assets or real property in respect of which such Net Cash Proceeds were received; and provided, further, however, that any Net Cash Proceeds not so applied shall be promptly applied (unless, at any time Bank of America is the only Lender, Bank of America agrees otherwise in writing) to the prepayment of the Loans and/or to Cash Collateralize the L/C Obligations as set forth in this Section 2.05(b)(v).

(ii) Extraordinary Receipts. Promptly upon receipt by any Loan Party or any Material Subsidiary of any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any Material Subsidiary, and not otherwise included in clause (i) of this Section, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided in an aggregate principal amount equal to 100% (or, at any time Bank of America is the only Lender, such lesser percentage as may be agreed to in writing by Bank of America) of all Net Cash Proceeds received therefrom; provided, however, that with respect to any proceeds of insurance or indemnity payments, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of receipt of such insurance proceeds or indemnity payments), and so long as no Event of Default shall have occurred and be continuing, such Loan Party or such Subsidiary may apply such Net Cash Proceeds within 180 days after the receipt of such Net Cash Proceeds to replace or repair any equipment, fixed assets or real property in respect of which such Net Cash Proceeds were received; and provided, further, however, that any Net Cash Proceeds not so applied shall be promptly applied (unless, at any time Bank of America is the only Lender, Bank of America agrees otherwise in writing) to the prepayment of the Loans and/or to Cash Collateralize the L/C Obligations as set forth in this Section 2.05(b)(v).

(iii) Application of Payments. Each prepayment of Loans pursuant to the foregoing provisions of Section 2.05(b)(i)-(ii) shall be applied to the Facility in the manner set forth in clause (v) of Section 2.05(b). Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(iv) Outstandings. If for any reason the Total Outstandings at any time exceed the Facility at such time, the Borrower shall immediately prepay Loans and L/C Borrowings (together with all accrued but unpaid interest thereon) and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iv) unless, after the prepayment of the Loans, the Total Outstandings exceed the Facility at such time.

(v) Application of Other Payments. Except as otherwise provided in Section 2.15 (or, at any time Bank of America is the only Lender, as Bank of America otherwise agrees in writing), prepayments of the Facility made pursuant to this Section 2.05(b), first, shall be applied to the L/C Borrowings, second, shall be applied to the outstanding Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and the amount remaining, if any, after the prepayment in full of all L/C Borrowings and Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party or any Defaulting Lender that has provided Cash Collateral) to reimburse the L/C Issuer or the Lenders, as applicable.

Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.05(b) shall be applied first to Base Rate Loans and then to BSBY Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Facility or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 10:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Facility, or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

(b) Mandatory. If after giving effect to any reduction or termination of Commitments under this Section 2.06, the Letter of Credit Sublimit exceeds the Facility at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Commitments under this Section 2.06. Upon any reduction of the Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Facility accrued until the effective date of any termination of the Facility shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

The Borrower shall repay to the Lenders on the Maturity Date for the Facility the aggregate principal amount of all Loans outstanding on such date.

2.08 Interest and Default Rate.

(a) Interest. Subject to the provisions of Section 2.08(b), (i) each BSBY Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to the BSBY Rate for such Interest Period plus the Applicable Rate applicable to BSBY Rate Loans; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate applicable to Base Rate Loans. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.

(b) Default Rate.

(i) If any amount of principal of any Loan is not paid when due after giving effect to any applicable grace periods, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due after giving effect to any applicable grace periods, whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists (including a payment default), all outstanding Obligations (including Letter of Credit Fees) may accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Unused Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, an unused commitment fee equal to the Applicable Rate times the actual daily amount by which the Facility exceeds the sum of (1) the Outstanding Amount of Loans and (2) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. The unused commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date and on the last day of the Availability Period. The unused commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.

(i) The Borrower shall pay to the Administrative Agent and Bank of America for their own account fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the BSBY Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of the Borrower and its Subsidiaries or, for any other reason, the Borrower or the Lenders determine that (i) Consolidated EBITDA as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of Consolidated EBITDA would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (b) shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII. The Borrower’s obligations under this clause (b) shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt.

(a) Maintenance of Accounts. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) Maintenance of Records. In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to Section 2.07(a) and as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of BSBY Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 11:00 a.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent.

Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Lenders or the L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the Lenders, each payment of fees under Section 2.09, Section 2.03(h) and Section 2.03(i) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

2.13 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of the Facility due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of the Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facility then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(1) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(2) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Cash Collateral.

(a) Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 2.05 or 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(v). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C) Defaulting Lender Fees. With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 11.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in Section 2.15(a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16 Increase in Facility.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Facility by an amount (for all such requests) not exceeding $25,000,000 (an “Incremental Facility”); provided that (i) any such request for an Incremental Facility shall be in a minimum amount of $10,000,000, and (ii) the Borrower may make a maximum of two (2) such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase (if the existing Lenders have declined to provide the requested increase), and subject to the approval of the Administrative Agent and the L/C Issuer, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement (“New Lenders”) in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Facility is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders and the New Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed on behalf of such Loan Party by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (provided that representations and warranties that contain a materiality qualification shall be true and correct in all respects), on and as of the Increase Effective Date, and except that for purposes of this Section, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) both before and after giving effect to the Incremental Facility, no Default exists. The Borrower shall deliver or cause to be delivered any other customary documents, including, without limitation, legal opinions, as reasonably requested by the Administrative Agent in connection with any Incremental Facility. In addition, as additional conditions precedent to any such increase, (i) upon the reasonable request of any Lender made prior to the Increase Effective Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have provided prior to the Increase Effective Date, to each Lender that so requests, a Beneficial Ownership Certification in relation to Borrower. The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

(g) Incremental Facility. Except as otherwise specifically set forth herein, all of the other terms and conditions applicable to such Incremental Facility shall be identical to the terms and conditions applicable to the Facility.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall also, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender and the L/C Issuer shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality.

If any Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the BSBY Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue BSBY Rate Loans or to convert Base Rate Loans to BSBY Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the BSBY Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the BSBY Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all BSBY Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the BSBY Rate component of the Base Rate) either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such BSBY Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such BSBY Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the BSBY Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the BSBY Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the BSBY Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

(a) If in connection with any request for a BSBY Rate Loan or a conversion to or continuation thereof, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred (as applicable) or (B) adequate and reasonable means do not otherwise exist for determining BSBY for any requested Interest Period with respect to a proposed BSBY Rate Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the BSBY Rate for any requested Interest Period with respect to a proposed BSBY Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such BSBY Rate Loan, the

Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain BSBY Rate Loans or to convert Base Rate Loans to BSBY Rate Loans shall be suspended (to the extent of the affected BSBY Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the BSBY Rate component of the Base Rate, the utilization of the BSBY Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of BSBY Rate Loans (to the extent of the affected BSBY Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding BSBY Rate Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of BSBY, including, without limitation, because the BSBY Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) Bloomberg or any successor administrator of the BSBY Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or Bloomberg or such administrator has made a public statement identifying a specific date after which one month, three month and six month interest periods of BSBY or the BSBY Screen Rate shall or will no longer be representative or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such representative interest periods of BSBY after such specific date (the latest date on which one month, three month and six month interest periods of BSBY or the BSBY Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “BSBY Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, BSBY will be replaced hereunder and under any Loan Document with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate):

(x) Term SOFR plus the SOFR Adjustment; and

(y) Daily Simple SOFR plus the SOFR Adjustment;

provided that, if initially BSBY is replaced with the rate contained in clause (y) above (Daily Simple SOFR plus the SOFR Adjustment) and subsequent to such replacement, the Administrative Agent determines that Term SOFR has become available and is administratively feasible for the Administrative Agent in its sole discretion, and the Administrative Agent notifies the Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Successor Rate shall be Term SOFR plus the SOFR Adjustment.

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a quarterly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that neither of the alternatives set forth in clauses (x) and (y) above is available on or prior to the BSBY Replacement Date or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing BSBY or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 2:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.75%, the Successor Rate will be deemed to be 0.75% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

3.04 Increased Costs; Reserves.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(d)) or the L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer any other condition, cost or expense affecting this Agreement or BSBY Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Reserves. The Borrower shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

(e) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a BSBY Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense, but excluding any other incidental or consequential damages, arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and the Facility Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension.

The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Execution of Credit Agreement; Loan Documents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by each Loan Party by a Responsible Officer of each Loan Party on such Loan Party’s behalf and a duly authorized officer of each Lender, (ii) for the account of each Lender requesting a Note, a Note executed by the Borrower by a Responsible Officer of the Borrower on Borrower’s behalf, (iii) counterparts of the Security Agreement and each other Collateral Document, executed by the applicable Loan Parties by a Responsible Officer of the applicable Loan Parties on such Loan Parties’ behalf and a duly authorized officer of each other Person party thereto, as applicable and (iv) counterparts of any other Loan Document, executed by the applicable Loan Party by a Responsible Officer of the applicable Loan Party on such Loan Party’s behalf and a duly authorized officer of each other Person party thereto.

(b) Officer’s Certificate. The Administrative Agent shall have received a certificate of each Loan Party signed on its behalf by a Responsible Officer of such Loan Party dated the Closing Date, certifying as to the Organization Documents of such Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of such Loan Party, the good standing, existence or its equivalent of such Loan Party and of the incumbency (including specimen signatures) of the Responsible Officers of such Loan Party.

(c) Legal Opinions of Counsel. The Administrative Agent shall have received an opinion of counsel for the Loan Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent.

(d) Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 5.05, each in form and substance satisfactory to each of them.

(e) Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i) (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) as requested by the Administrative Agent, tax lien, judgment and bankruptcy searches;

(ii) searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;

(iii) completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iv) stock or membership certificates, if any, evidencing the Pledged Equity (other than the certificates evidencing the Pledged Equity referenced in Section 6.14(e)) and undated stock or transfer powers duly executed in blank; in each case to the extent such Pledged Equity is certificated;

(v) to the extent required to be delivered, filed, registered or recorded pursuant to the terms and conditions of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Loan Parties (other than the Parent Company), together with allonges or assignments as may be necessary or appropriate to create and perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral.

(f) Liability, Casualty, Property, Terrorism and Business Interruption Insurance. The Administrative Agent shall have received copies of insurance policies, declaration pages, certificates, and endorsements of insurance or insurance binders evidencing liability, casualty, property, terrorism and business interruption insurance meeting the requirements set forth herein or in the Collateral Documents or as required by the Administrative Agent. The Loan Parties shall have delivered to the Administrative Agent an Authorization to Share Insurance Information.

(g) KYC Information.

(i) Upon the reasonable request of any Lender made prior to the Closing Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act.

(ii) If Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, Borrower shall have provided, to each Lender that so requests, a Beneficial Ownership Certification in relation to Borrower.

(h) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate of Borrower signed on its behalf by a Responsible Officer of the Borrower as to the financial condition, solvency and related matters of the Borrower and its Subsidiaries, after giving effect to the initial borrowings under the Loan Documents and the other transactions contemplated hereby.

(i) Financial Condition Certificate. The Administrative Agent shall have received a certificate or certificates of the Borrower signed on its behalf by a Responsible Officer of the Borrower as of the Closing Date, as to certain financial matters, substantially in the form of Exhibit L.

(j) Material Contracts. The Administrative Agent shall have received true and complete copies, certified by the Borrower as true and complete, of all Material Contracts, together with all exhibits and schedules.

(k) Loan Notice. If applicable, the Administrative Agent shall have received a Loan Notice with respect to the Loans to be made on the Closing Date.

(l) Existing Indebtedness of the Loan Parties. All of the existing Indebtedness for borrowed money of the Borrower and its Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 7.02) shall be repaid in full and all security interests related thereto shall be terminated (or authorization to terminate such security interests shall have been given) on or prior to the Closing Date.

(m) Sponsor Equity Contribution Transactions and LNK Redemption Transaction. The Administrative Agent (i) shall have received true, correct and complete copies of the Sponsor Equity Documents and shall be satisfied with the form and substance of the Sponsor Equity Documents, (ii) shall have received true, correct and complete copies of the LNK Redemption Documents and shall be satisfied with the form and substance of any such documents, and (iii) shall have received evidence satisfactory to the Administrative Agent that the Sponsor Equity Contribution Transactions and LNK Redemption Transactions have occurred or will occur concurrently with the Closing Date.

(n) Consents. The Administrative Agent shall have received evidence that all members, boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the entering into of this Agreement have been obtained.

(o) Fees and Expenses. The Administrative Agent and the Lenders shall have received all fees and expenses, if any, owing pursuant to the Fee Letter and Section 2.09.

(p) Other Documents. The Administrative Agent and the Lenders shall have received all other documents provided for herein or which the Administrative Agent or any other Lender may reasonably request or require.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions.

The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of BSBY Rate Loans) is subject to the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article II, Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Credit Extension and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Credit Extension, and except that for purposes of this Section 4.02, (A) the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively, and (B) representations and warranties made as of a specific date shall only be required to be true and correct in all material respects as of such date (provided that representations and warranties that contain a materiality qualification shall be true and correct in all respects as of such date).

(b) Default. No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) Request for Credit Extension. The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of BSBY Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders, as of the date made or deemed made, that:

5.01 Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. The copy of the Organization Documents of each Loan Party provided to the Administrative Agent pursuant to the terms of this Agreement is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in each case referred to in clause (b)(i) to the extent such conflict, breach, contravention or violation is (A) not of a Material Contract, and (B) could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required to be made, given or received by any Loan Party or any Subsidiary in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained and (ii) filings to perfect the Liens created by the Collateral Documents.

5.04 Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity.

5.05 Financial Statements; No Material Adverse Effect.

(a) Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in members’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness which are required to be disclosed therein in accordance with GAAP.

(b) Other Financial Statements. The unaudited Consolidated balance sheets of the Borrower and its Subsidiaries dated September 30, 2018, and the related Consolidated statements of income or operations for the year to date period ended on that date fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments. With respect to the financial statements delivered pursuant to Section 6.01(b) for each fiscal quarter ending after the Closing Date, the Borrower represents and warrants that such unaudited Consolidated balance sheet of the Borrower and its Subsidiaries for such fiscal quarter end, and the related Consolidated statements of income or operations, members’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (and to the extent not prepared in accordance with GAAP, the Borrower has provided to the Administrative Agent and the Lenders, concurrently with the delivery of the applicable financial statements, a reconciliation showing the revisions that would need to be made for such financial statements to be prepared in accordance with GAAP), and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in members’ equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Material Adverse Effect. Since the date of the balance sheet included in the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) Forecasted Financials. The Consolidated forecasted balance sheets, statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial condition and performance.

5.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07 No Default.

Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property.

Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09 Environmental Compliance.

(a) The Loan Parties and their respective Material Subsidiaries conduct in the ordinary course of business a review of (i) the effect of existing Environmental Laws which such Loan Parties believe to be applicable to their businesses, operations or properties and (ii) all claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Loan Parties have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Neither any Loan Party nor any of its Subsidiaries is, as of the date hereof, undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law. All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Material Subsidiaries.

5.10 Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The general liability, casualty, property, terrorism and business interruption insurance coverage of the Loan Parties as in effect on the Closing Date, and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.10 and such insurance coverage complies with the requirements set forth in this Agreement and the other Loan Documents.

5.11 Taxes.

Each Loan Party and its Subsidiaries have filed all federal and state income tax returns and all material federal, state and other tax returns and reports required to be filed, and have paid all federal and state income taxes and all material federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the best knowledge of the Loan Parties, there is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect, nor is there any tax sharing agreement applicable to the Borrower or any Subsidiary.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof under Section 4041(c) of ERISA nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) With respect to each scheme or arrangement that is a defined benefit pension plan mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan that is a defined benefit pension plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(e) Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.12 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

(f) As of the Closing Date, the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement.

5.13 Margin Regulations; Investment Company Act.

(a) Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) Investment Company Act. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14 Disclosure.

No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.15 Compliance with Laws.

Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16 Solvency.

Each Loan Party and each Material Subsidiary is individually Solvent. The Loan Parties together with their Subsidiaries on a Consolidated basis are Solvent.

5.17 Casualty, Etc.

Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Sanctions Concerns and Anti-Corruption Laws.

(a) Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b) Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions to the extent applicable to such Loan Party or such Subsidiary.

5.19 Responsible Officers.

Set forth on Schedule 1.01(c) are Responsible Officers, holding the offices indicated next to their respective names, as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, and such Responsible Officers are the duly elected and qualified officers of such Loan Party and are duly authorized to execute and deliver, on behalf of the respective Loan Party, this Agreement, the Notes and the other Loan Documents.

5.20 Subsidiaries; Equity Interests; Loan Parties.

(a) Subsidiaries, Joint Ventures, Partnerships and Equity Investments. Set forth on Schedule 5.20(a), is the following information which is true and complete in all respects as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02: (i) a complete and accurate list of all Subsidiaries, joint ventures and partnerships and other equity investments (other than Investments permitted to be made under Section 7.03(a)) of the Loan Parties as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, (ii) the number of shares of each class of Equity Interests in each Subsidiary outstanding, (iii) the number and percentage of outstanding shares of each class of Equity Interests (other than Investments permitted to be made under Section 7.03(a)) owned by the Loan Parties and their Subsidiaries and (iv) the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.) (other than Investments permitted to be made under Section 7.03(a)). The outstanding Equity Interests in all Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens (other than Liens permitted under Sections 7.01(a), 7.01(c) or 7.01(h)). There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to the Equity Interests of any Loan Party or any Subsidiary thereof, except as set forth on Schedule 5.20(a).

(b) Loan Parties. Set forth on Schedule 5.20(b) is a complete and accurate list of all Loan Parties, showing as of the Closing Date, or as of the last date such Schedule was required to be updated in accordance with Section 6.02, (as to each Loan Party) (i) the exact legal name, (ii) any former legal names of such Loan Party in the four (4) months prior to the Closing Date, (iii) the jurisdiction of its incorporation or organization, as applicable, (iv) the type of organization, (v) the jurisdictions in which such Loan Party is qualified to do business, (vi) the address of its chief executive office, (vii) the address of its principal place of business, (viii) its U.S. federal taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or organization, (ix) the organization identification number, (x) ownership information (e.g. publicly held or if private or partnership, the owners and partners of each of the Loan Parties) and (xi) the industry or nature of business of such Loan Party.

5.21 Collateral Representations.

(a) Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens) to the extent set forth in the Collateral Documents on all right, title and interest of the Borrower and the Subsidiary Guarantors in the Collateral described therein.

(b) Intellectual Property. Set forth on Schedule 5.21(b), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a list of all Intellectual Property registered or issued with the United States Patent and Trademark Office or the United States Copyright Office (including all applications for registration and issuance) owned or licensed (other than software licenses and other non-exclusive licenses in the ordinary course of business) by the Borrower or any Subsidiary Guarantor (including the name/title, current owner, registration or application number, and registration or application date and such other information as reasonably requested by the Administrative Agent).

(c) Documents, Instrument, and Tangible Chattel Paper. Set forth on Schedule 5.21(c), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a description of all Documents (as defined in the UCC), Instruments (as defined in the UCC), and tangible Chattel Paper (as defined in the UCC) of each of the Borrower and the Subsidiary Guarantors (including the Borrower or Subsidiary Guarantor owning such Document, Instrument and tangible Chattel Paper and such other information as reasonably requested by the Administrative Agent).

(d) Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, and Securities Accounts.

(i) Set forth on Schedule 5.21(d)(i), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a description of all Deposit Accounts and Securities Accounts of each of the Borrower and the Subsidiary Guarantors (including the name of (A) the Borrower or the applicable Subsidiary Guarantor, (B) in the case of a Deposit Account, the depository institution and whether such account is a zero balance account or a payroll account, and (C) in the case of a Securities Account, the Securities Intermediary or issuer, as applicable), other than Deposit Accounts if the balance therein does not exceed $200,000 at any time per Deposit Account and the aggregate balance in all such Deposit Accounts does not exceed $1,000,000 at any time.

(ii) Set forth on Schedule 5.21(d)(ii), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a description of all Electronic Chattel Paper (as defined in the UCC) and Letter-of-Credit Rights (as defined in the UCC) of each of the Borrower and the Subsidiary Guarantors, including the name of (A) the Borrower or the applicable Subsidiary Guarantor, (B) in the case of Electronic Chattel Paper (as defined in the UCC), the account debtor and (C) in the case of Letter-of-Credit Rights (as defined in the UCC), the issuer or nominated person, as applicable.

(e) Commercial Tort Claims. Set forth on Schedule 5.21(e), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a description of all Commercial Tort Claims of each of the Borrower and the Subsidiary Guarantors (detailing such Commercial Tort Claim in such detail as reasonably requested by the Administrative Agent).

(f) Pledged Equity Interests. Set forth on Schedule 5.21(f), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a list of (i) all Pledged Equity and (ii) all other Equity Interests (other than Investments permitted to be made under Section 7.03(a)) required to be pledged to the Administrative Agent pursuant to the Collateral Documents, in each case, detailing the Grantor (as defined in the Security Agreement), the Person whose Equity Interests are pledged, the number of shares of each class of Equity Interests, the certificate number and percentage ownership of outstanding shares of each class of Equity Interests and the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.).

(g) Properties. Set forth on Schedule 5.21(g), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a list of (A) each headquarter location of the Loan Parties, (B) each other location where any significant administrative or governmental functions are performed by the Loan Parties, (C) each other location where the Loan Parties maintain any books or records (electronic or otherwise) and (D) each location where any material amount of personal property Collateral is located at any premises owned or leased by a Loan Party (in each case, including (1) an indication if such location is leased or owned, (2), if leased, the name of the lessor, and if owned, the name of the Loan Party owning such property, and (3) the address of such property (including, the city, county, state and zip code)).

(h) Material Contracts. Set forth on Schedule 5.21(h), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries.

5.22 Intellectual Property; Licenses, Etc.

Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are used or useful in the operation of their respective businesses except where the failure to own or possess the same could not reasonably be expected to have a Material Adverse Effect, without, to the best knowledge of any Responsible Officer of such Loan Party, conflict with the rights of any other Person except to the extent such conflict could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of any Responsible Officer of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person, except where such infringement could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of any Responsible Officer of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.23 EEA Financial Institutions.

No Loan Party is an EEA Financial Institution.

5.24 Beneficial Ownership.

The information included in the Beneficial Ownership Certification most recently provided to each Lender, if applicable, is true and correct in all respects.

5.25 Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years preceding the Closing Date.

5.26 Covered Entities.

No Loan Party is a Covered Entity.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Subsidiaries to:

6.01 Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) Audited Financial Statements. Within one hundred twenty (120) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2018), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations, changes in members’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(b) Quarterly Financial Statements. Within forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Borrower (commencing with the fiscal quarter ended December 31, 2018), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP (and to the extent not prepared in accordance with GAAP, the Borrower shall provide to the Administrative Agent and the Lenders, concurrently with the delivery of the applicable financial statements, a reconciliation showing the revisions that would need to be made for such financial statements to be prepared in accordance with GAAP), such Consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower on behalf of the Borrower as fairly presenting the financial condition, results of operations, members’ equity and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes.

(c) Budget. Within forty-five (45) days after the end of each fiscal year of the Borrower, an annual budget of the Borrower and its Subsidiaries on a Consolidated basis, including forecasts prepared by management of the Borrower of Consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for such fiscal year.

As to any information contained in materials furnished pursuant to Section 6.02(e), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02 Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate of Borrower signed on its behalf by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Borrower. Unless the Administrative Agent or a Lender requests executed originals, delivery of the Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.

(b) Updated Schedules. Concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b), the following updated Schedules to this Agreement (which may be attached to the Compliance Certificate) to the extent required to make the representation related to such Schedule true and correct as of the date of such Compliance Certificate: Schedules 1.01(c), 5.10, 5.20(a), 5.20(b), 5.21(b), 5.21(c), 5.21(d)(i), 5.21(d)(ii), 5.21(e), 5.21(f), 5.21(g) and 5.21(h); provided, however, that the requirement for an updated Schedule 5.21(b) shall be limited to two times in each calendar year, once with the delivery of the financial statements for each fiscal year referred to in Section 6.01(a) and the second at the delivery of the financial statements for the second fiscal quarter of each fiscal year in accordance with Section 6.01(b).

(c) Changes in Entity Structure.

(i) Within ten (10) days prior to any merger, consolidation, dissolution or other change in entity structure of any Loan Party or any of its Material Subsidiaries permitted pursuant to the terms hereof, notice of such change in entity structure to the Administrative Agent, along with such other information as reasonably requested by the Administrative Agent.

(ii) Notice to the Administrative Agent, not less than ten (10) days prior (or such shorter period of time as agreed to by the Administrative Agent) of any change in any Loan Party’s legal name, state of organization, or organizational existence.

(iii) Notice to the Administrative Agent, not less than five (5) days prior ~~to~~(or such shorter period of time as agreed to by the Administrative Agent) to the effectiveness thereof, of any amendment to the Organization Documents of the Parent Company, the Borrower or any Subsidiary or any amendment to any ~~Sponsor Equity Document or any~~ Ladder Merger Agreement Document, any Forest Merger Agreement Document or the Registration Rights Agreement, which notice shall attach the proposed amendment.

(d) Audit Reports; Management Letters; Recommendations. Promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or equivalent governing body) (or the audit committee of the board of directors (or equivalent governing body)) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them.

(e) Annual Reports; Etc. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders or members of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(f) Debt Securities Statements and Reports. Promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of any Loan Party or of any of its Material Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section.

(g) SEC Notices. Promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each material notice or other material correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.

(h) Notices. Not later than five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices of default, amendments, waivers and other modifications so received under or pursuant to any instrument, indenture, loan or credit or similar agreement the outstanding principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of which is greater than $2,500,000 and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request.

(i) Environmental Notice. Promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property owned, operated or leased by any Loan Party or any Material Subsidiary to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(j) Additional Information Regarding Specified Notices. Promptly, but in any event within 10 Business Days of the Administrative Agent’s request for the same, such additional information regarding any notice (or the subject matter described therein) delivered to the Administrative Agent pursuant to (or related to the matters described in) Section 6.03, as the Administrative Agent (or any Lender through the Administrative Agent) may from time to time reasonably request.

(k) Monthly Operating Report Package. Promptly after the completion thereof and in any event no later than 30 days after the end of each month, copies of the monthly operating report package which shall include the applicable monthly consolidated financial statements and key performance indicators of the Borrower and its reporting units.

(l) Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.01(a); or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (A) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or Equity Interests that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (1) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) the Administrative Agent and any Affiliate thereof and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

6.03 Notices.

Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by the Borrower referred to in Section 2.10(b);

(e) of any (i) occurrence of any Disposition of property or assets for which the Borrower may be required to make a mandatory prepayment pursuant to Section 2.05(b)(i), and (ii) receipt of any Extraordinary Receipt for which the Borrower may be required to make a mandatory prepayment pursuant to Section 2.05(b)(ii);

(f) of any Loan Party or any of its Subsidiaries becoming party or subject to (i) any Resolution or (ii) any administrative or judicial enforcement or adjudication proceeding under Section 5(b) or Section 13(b) of the FTC Act; and

(g) of any Loan Party or any of its Subsidiaries becoming aware of, or receiving any initial material notices or initial material communications (or any subsequent material notices or material communications) regarding, any Federal Trade Commission’s or any other Governmental Authorities’ investigation, enforcement, administrative, or judicial proceeding against any of the Loan Parties or any of their Subsidiaries involving potential, alleged, or adjudicated violations of Section 5 of the FTC Act or other laws prohibiting unfair or deceptive trade practices.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of the Borrower signed by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than a Lien permitted under Section 7.01(c), 7.01(d) or 7.01(n)); and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; provided, however, the failure to pay and discharge Indebtedness in an aggregate amount of less than the Threshold Amount shall not constitute a violation of clause (c) of this covenant.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect the legal existence and good standing of each Loan Party and each Material Subsidiary under the Laws of the jurisdiction of such Loan Party’s or such Material Subsidiary’s organization except in a transaction permitted by Section 7.04 or 7.05;

(b) Preserve, renew and maintain in full force and effect the legal existence and good standing of each Subsidiary of the Borrower (other than a Material Subsidiary) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05;

(c) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and material equipment necessary in the operation of its business in reasonable working order and condition, ordinary wear and tear excepted; and

(b) make all material repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance.

(a) Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b) Evidence of Insurance. Cause the Administrative Agent to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Administrative Agent, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be cancelled or not renewed (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). Annually, upon expiration of current insurance coverage, the Loan Parties shall provide, or cause to be provided, to the Administrative Agent, such evidence of insurance as required by the Administrative Agent, including, but not limited to: (i) certified copies of such insurance policies, (ii) evidence of such insurance policies (including, without limitation and as applicable, ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)), (iii) declaration pages for each insurance policy and (iv) lender’s loss payable endorsement if the Administrative Agent for the benefit of the Secured Parties is not on the declarations page for such policy. As requested by the Administrative Agent, the Loan Parties agree to deliver to the Administrative Agent an Authorization to Share Insurance Information.

6.08 Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be; and

(b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10 Inspection Rights.

(a) Permit representatives and independent contractors of the Administrative Agent (who will be informed of the confidential nature of any Information obtained during such visit or inspection and instructed to keep such Information confidential) and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that, to the extent required by the independent public accountants, such representative or independent contractor shall have signed a confidentiality agreement mutually agreeable to all parties thereto) not more than once in any twelve month period, and at such reasonable times during normal business hours and upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing all as often as desired by the Administrative Agent or such Lender at any time during normal business hours and without advance notice.

(b) At any time an Event of Default has occurred and is continuing, if requested by the Administrative Agent in its sole discretion, permit the Administrative Agent and its representatives, upon reasonable advance notice to the Borrower, to conduct not more frequently than once in any twelve month period, (i) a personal property asset appraisal on personal property Collateral of the Borrower and its Material Subsidiaries, and (ii) a field exam on the accounts receivable, inventory, payables, controls and systems of the Borrower and its Material Subsidiaries.

(c) At any time an Event of Default has occurred and is continuing, if requested by the Administrative Agent in its sole discretion, permit the Administrative Agent, and its representatives, upon reasonable advance notice to the Borrower, to conduct not more frequently than once in any twelve month period an audit of the Collateral.

(d) All reasonable fees, costs and expenses incurred by the Administrative Agent and the Lenders under this Section 6.10 shall be payable by the Borrower or reimbursed by the Borrower, in each case on demand made by the Administrative Agent or a Lender.

6.11 Use of Proceeds.

Use the proceeds of the Credit Extensions (a) on the Closing Date to make the Restricted Payments permitted pursuant to Section 7.06(a) and to pay the transaction fees, costs and expenses in connection with the consummation of the Sponsor Equity Contribution Transactions and the LNK Redemption Transactions, (b) to make the payments permitted under Section 7.06(c)(iii) and Section 7.06(d)(v) and (c) for working capital and other general corporate purposes not in contravention of any Law or of any Loan Document.

6.12 Material Contracts.

(a) Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it and (b) other than terminations, modifications, amendments and replacements in the ordinary course which could not reasonably be expected to have a Material Adverse Effect, maintain each such Material Contract in full force and effect.

6.13 Covenant to Guarantee Obligations.

The Loan Parties will cause each of their Material Subsidiaries whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Material Subsidiary is formed or acquired or becomes a Material Subsidiary (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement; provided, however, no Foreign Subsidiary shall be required to become a Guarantor to the extent such Guaranty would result in a material adverse tax consequence for the Borrower. In connection therewith, the Loan Parties shall give notice to the Administrative Agent not less than ten (10) days prior to creating a Material Subsidiary (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion), or acquiring the Equity Interests of any other Person (other than Investments permitted to be made under Section 7.03(a)). In connection with the foregoing, the Loan Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.01(b) – (g), (i) and 6.14 and such other documents or agreements as the Administrative Agent may reasonably request. For the avoidance of doubt, no provision herein shall give the Parent Company the right to take any action prohibited by Section 7.19. If at any time all of the Domestic Subsidiaries of the Borrower which are not Guarantors account for more than fifteen percent (15%) of the total assets or more than fifteen percent (15%) of the Consolidated EBITDA of the Borrower and its Subsidiaries in the aggregate, the Borrower shall designate one or more Domestic Subsidiaries as a Material Subsidiary (and cause such Subsidiary to become a Guarantor by delivering all of the documentation required in this Section 6.13) such that the Domestic Subsidiaries of the Borrower which are not Guarantors account for fifteen percent (15%) or less of the total assets and fifteen percent (15%) or less of the Consolidated EBITDA of the Borrower and its Subsidiaries in the aggregate at all times. As of the Closing Date, the Borrower does not have any Material Subsidiaries other than OpenFit.

6.14 Covenant to Give Security.

(a) Equity Interests and Personal Property. To the extent the Administrative Agent for the benefit of the Secured Parties does not already have a first priority, perfected Lien (subject to Permitted Liens to the extent permitted by the Loan Documents) in such asset, each Loan Party (other than Parent Company) will promptly, and in any event within 30 days of the request therefor by the Administrative Agent, cause the Pledged Equity and all of its tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens to the extent permitted by the Loan Documents) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations pursuant to the terms and conditions of the Collateral Documents, in each case with respect to perfection of the Liens under the Collateral Documents, to the extent and in the manner perfection is required to be achieved and maintained as set forth in this Agreement and the Collateral Documents.

(b) Account Control Agreements. None of the Loan Parties (other than Parent Company) shall open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any Person, other than (a) deposit accounts which are both (i) disclosed to the Administrative Agent in a separate writing and (ii) at the request of the Administrative Agent at any time, maintained at all times with depositary institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement (unless such account is with Bank of America, in which case no Qualifying Control Agreement shall be required unless requested by Bank of America), (b) securities accounts which are both (i) disclosed to the Administrative Agent in a separate writing and (ii) at the request of the Administrative Agent at any time, maintained at all times with financial institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement, (c) deposit accounts established solely as payroll and other zero balance accounts and (d) other deposit accounts, so long as at any time the balance in any such account does not exceed $200,000 and the aggregate balance in all such accounts does not exceed $1,000,000.

(c) Further Assurances. At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action (including, at the request of the Administrative Agent at any time, delivery of executed Qualifying Control Agreements with respect to each of the accounts described in clauses (i) and (ii) of Section 6.14(b) (unless such deposit account is with Bank of America, in which case no Qualifying Control Agreement shall be required unless requested by Bank of America)), as the Administrative Agent may deem necessary or desirable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens and insurance rights on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Loan Parties under, the Loan Documents and all applicable Laws.

(d) Bank of America as Principal Depository. By not later than December 31, 2019, transition to and thereafter maintain with Bank of America the deposit and disbursement accounts of the Parent Company and OpenFit, the primary deposit account of the Borrower and the disbursement account of the Borrower which is used to pay operating expenses, excluding independent coach compensation.

(e) Post-Closing Covenants.

(i) No later than February 14, 2019 (or such later date as may be necessary provided that Borrower is using commercially reasonable efforts to obtain the certificates described below), the Borrower shall deliver to the Administrative Agent original stock or membership certificates evidencing (i) 65% of the issued and outstanding Equity Interests of Beachbody UK, Ltd. and Team Beachbody Canada, Ltd. entitled to vote, and (ii) 100% of the issued and outstanding Equity Interests of Beachbody Export Management, Inc., in each case together with undated stock or transfer powers in form and substance reasonably satisfactory to Administrative Agent duly executed in blank by Borrower.

(ii) No later than February 14, 2019, the Borrower shall deliver to the Administrative Agent additional insured endorsements and lender’s loss payable endorsements to the policies of insurance referenced in the certificates of insurance delivered to the Administrative Agent on the Closing Date, in each case in form and substance reasonably satisfactory to Administrative Agent.

(f) Post-Ladder Acquisition Covenants.

(i) By no later than ten (10) days after the Fourth Amendment Effective Date, cause (A) Parent Company to contribute all of the Equity Interests of Ladder to Borrower and (B) Borrower to contribute all of the Equity Interests of Ladder to OpenFit (collectively, the “Contribution Transactions”), such that after the effectiveness of such Contribution Transactions Ladder shall be a wholly-owned Subsidiary of OpenFit; and

(ii) By no later than March 31, 2021, cause (A) Ladder to become a Guarantor under this Agreement and execute a Joinder Agreement and (B) the Loan Parties (including Ladder) to deliver to the Administrative Agent, with respect to Ladder, to the extent applicable, substantially the same documentation required pursuant to Sections 4.01(b), 4.01(c), 4.01(e), 4.01(f), 4.01(g), 4.01(h), and 6.14 and such other documents or agreements as the Administrative Agent may reasonably request, in each case, in form and substance acceptable to the Administrative Agent (collectively, the “Ladder Joinder”).

(g) (i) By no later than one Business Day after the Merger Effective Date (or such later date as agreed to by the Administrative Agent), cause Parent Company to contribute all of the Equity Interests of Myx to Borrower (the “Myx Contribution Transaction”), such that after the effectiveness of the Myx Contribution Transaction Myx shall be a direct, wholly-owned Subsidiary of Borrower; and

(ii) By no later than thirty days after the Merger Effective Date (or such later date agreed to by the Administrative Agent), cause (A) each of the Myx Entities which has not been dissolved pursuant to Section 7.04(f) to become a Guarantor under this Agreement and execute a Joinder Agreement and (B) the Loan Parties (including each Myx Entity which has not been dissolved pursuant to Section 7.04(f)) to deliver to the Administrative Agent, with respect to the Myx Entities (other than any Myx Entity which has been dissolved pursuant to Section 7.04(f)), to the extent applicable, substantially the same documentation required pursuant to Sections 4.01(b), 4.01(c), 4.01(e), 4.01(f), 4.01(g), 4.01(h), 4.01(j) and 6.14 and such other documents or agreements as the Administrative Agent may reasonably request, in each case, in form and substance acceptable to the Administrative Agent (collectively, the “Myx Joinder”).

(h) By no later than thirty days after the Merger Effective Date (or such later date agreed to by the Administrative Agent), cause (i) Parent Company to become a Guarantor under this Agreement and execute a joinder agreement pursuant to which Parent Company will agree to assume, and agree to perform and observe, each and every one of the covenants, rights, promises, agreements, terms, conditions, obligations, appointments, duties and liabilities of a Guarantor, the Parent Company and a Loan Party under the Credit Agreement and all the other Loan Documents, including, without limitation, accepting and assuming any and all liabilities and obligations of a Guarantor, the Parent Company and/or a Loan Party related to each representation or warranty, covenant or obligation made by a Guarantor, the Parent Company and/or a Loan Party in the Credit Agreement or any other Loan Document, and (ii) the Loan Parties (including Parent Company) to deliver to the Administrative Agent, with respect to Parent Company, to the extent applicable, substantially the same documentation required pursuant to Sections 4.01(b), 4.01(c), 4.01(e), 4.01(f), 4.01(g), 4.01(h), 4.01(j) and 6.14 and such other documents or agreements as the Administrative Agent may reasonably request, in each case, in form and substance acceptable to the Administrative Agent (collectively, the “Parent Company Joinder”).

6.15 Further Assurances.

Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error in the execution, acknowledgment, filing or recordation of any Loan Document, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the

Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s (other than Parent Company) or any of its Material Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, and (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder, in each case with respect to perfection of the Liens under the Collateral Documents, to the extent and in the manner perfection is required to be achieved and maintained as set forth in this Agreement and the Collateral Documents.

6.16 Compliance with Terms of Leaseholds.

Except in any case where the failure to do so, either individually or in or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, make all payments and otherwise perform all obligations in respect of all leases of real property to which any Loan Party or any Material Subsidiary of any Loan Party is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Material Subsidiaries to do so.

6.17 Compliance with Environmental Laws.

Comply, and cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect; obtain and renew all Environmental Permits necessary for its operations and properties, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance in all material respects with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.18 Beneficial Ownership Information.

Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

6.19 Anti-Corruption Laws.

Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions to the extent applicable to such Loan Party or such Subsidiary.

ARTICLE VII

NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that, on the Closing Date and thereafter until the Facility Termination Date, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, and solely in the cases of Sections 7.13(a), 7.13(b), 7.15(b), and Section 7.19, the Parent Company shall not:

7.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);

(c) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect to the Taxes being contested are maintained on the books of the applicable Person in accordance with GAAP;

(d) Statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted; provided that adequate reserves with respect thereto are maintained on the books of the applicable Person and the aggregate amount of such Liens is less than $1,000,000;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA in an aggregate amount not to exceed $1,000,000;

(f) pledges or deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.02(c); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds thereof and (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition;

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries with any Lender or other bank, in each case in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing solely the customary amounts owing to such bank with respect to cash management and operating account arrangements; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) Any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by Borrower or any Subsidiary thereof in the ordinary course of business and covering only the assets so leased, licensed or subleased;

(l) Any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

(m) [Reserved];

(n) Liens of landlords securing obligations to pay lease payments that are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted if adequate reserves with respect to the above are maintained on the books of the applicable Person; provided that the aggregate amount of such Liens is less than $2,500,000; and

(o) other Liens affecting property with an aggregate fair value not to exceed $2,500,000, provided that no such Lien shall extend to or cover any Collateral consisting of Equity Interests or Intellectual Property.

7.02 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents and Indebtedness under any Secured Cash Management Agreement;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and, provided further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination, standstill and related terms (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $25,000,000;

(d) Unsecured Indebtedness of a Subsidiary of the Borrower owed to the Borrower or a wholly-owned Subsidiary of the Borrower, which Indebtedness shall (i) if it is owed to a Loan Party, to the extent required by the Administrative Agent, be evidenced by promissory notes which shall be pledged to the Administrative Agent as Collateral for the Secured Obligations in accordance with the terms of the Security Agreement, (ii) be on terms (including subordination terms) acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 7.03 (“Intercompany Debt”);

(e) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Guarantor (other than Parent Company);

(f) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(g) earnout obligations incurred in connection with Permitted Acquisitions; provided, however, that the aggregate amount of all such earnout obligations at any one time outstanding shall not exceed $10,000,000;

(h) unsecured Indebtedness of Borrower owed to any Foreign Subsidiary in an aggregate amount not to exceed $10,000,000 at any time outstanding; and

(i) other unsecured Indebtedness not contemplated by the above provisions in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

7.03 Investments.

Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of (i) cash or Cash Equivalents or (ii) Investments which comply with the requirements set forth in Section A and B of the Borrower’s investment policy attached hereto as Schedule 7.03 (as the same exists on the Closing Date or as the same may be amended after the date hereof with the written consent of the Administrative Agent in its sole discretion);

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties (other than Parent Company), (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Borrower and its Subsidiaries in Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed $5,000,000, it being understood that if an Investment has been made in one or more Subsidiaries when it was not a Loan Party and such Subsidiary subsequently becomes a Loan Party, the Investment shall be deemed to have been made pursuant to clause (ii) and not clause (iv);

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.02;

(f) Investments existing on the date hereof set forth on Schedule 7.03 (other than those referred to in another clause of this Section 7.03);

(g) Permitted Acquisitions (other than of CFCs and Subsidiaries held directly or indirectly by a CFC which Investments are covered by Section 7.03(c)(iv));

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(i) So long as no Default has occurred and is continuing at the time of such Investment or would result from such Investment, Investments by the Borrower and its Subsidiaries in Feed Media, Inc., in an aggregate amount not to exceed $5,000,000;

(j) So long as no Default has occurred and is continuing at the time of such Investment or would result from such Investment, Investments by the Borrower and its Subsidiaries in Myx Fitness Holdings, LLC, in an aggregate amount (including, for the avoidance of doubt, any such Investments made on or prior to the Sixth Amendment Effective Date (the “Historical Myx Investments”)) not to exceed $5,300,000 at any time; and

(k) so long as (A) no Default has occurred and is continuing or would result from such Investment and (B) at the time of making each such Investment and after giving effect to each such Investment, and any Borrowings made in connection therewith, Liquidity is not less than $25,000,000, other Investments of the Borrower and its Subsidiaries made in any fiscal year not exceeding $10,000,000 in the aggregate in such fiscal year.

At the Borrower’s option, the Historical Myx Investments may be re-classified to have been made under Section 7.03(j), notwithstanding that such Investments were originally made under Section 7.03(k), and such re-classification shall reduce any prior utilization of Section 7.03(k) on a dollar-for-dollar basis.

7.04 Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Subsidiary Guarantor is merging with another Subsidiary, such a Subsidiary Guarantor shall be the continuing or surviving Person;

(b) any Loan Party (other than the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to a Subsidiary Guarantor;

(c) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party (other than Parent Company);

(d) in connection with any Permitted Acquisition, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of any such merger to which any Subsidiary Guarantor is a party, such Subsidiary Guarantor is the surviving Person or the surviving Person becomes a Subsidiary Guarantor concurrently with the effectiveness of such merger; ~~and~~

(e) so long as no Default has occurred and is continuing or would result therefrom, each of the Borrower and any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person and (ii) in the case of any such merger to which any Subsidiary Guarantor is a party, such Subsidiary Guarantor is the surviving Person~~.~~; and

(f) on or within one Business Day after the Merger Effective Date (or such later date agreed to by the Administrative Agent), each of Myx and MFEH may dissolve so long as the assets, if any, of each such Person are transferred to the Borrower or Myx Fitness concurrently therewith.

7.05 Dispositions.

Make any Disposition, except:

(a) Permitted Transfers;

(b) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions permitted by Section 7.04 or 7.06;

(e) [Reserved.]

(f) Licenses (whether exclusive or non-exclusive) of trademarks owned by the Borrower or its Subsidiaries to non-Affiliated third parties for limited use in the production and sale of apparel, footwear and accessories; provided that (i) each such license is an arms-length transaction on fair and reasonable terms and conditions, (ii) each such license does not interfere in any material respect with the business of the Borrower and its Subsidiaries and (iii) each license agreement related to each such license shall (A) grant the Borrower or applicable Subsidiary customary termination rights for breach of laws, breach of standards imposed by the Borrower or such Subsidiary or breach of covenants or agreements under the license agreement, and (B) include customary provisions requiring the protection of the trademarks that are subject to such license agreement; and

(g) other Dispositions so long as (i) at least 75% of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneously with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) such transaction is not a Sale and Leaseback Transaction, (iii) such transaction does not involve the sale or other disposition of a minority Equity Interests in any Subsidiary, (iv) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section, (v) the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions pursuant to this clause (g) occurring after the Closing Date shall not exceed $5,000,000 during any twelve month period, and (vi) no Default shall exist or would result from such Disposition.

7.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that:

(a) On the Closing Date, Borrower may make up to $158,090,479.50 of cash Restricted Payments to consummate the LNK Redemption Transactions on the Closing Date;

(b) At all times after March 31, 2020:

(i) so long as no Default shall have occurred and be continuing at the time of any action described in this clause (b)(i) or would result therefrom, the Borrower may make any other Restricted Payment in cash so long as (A) after giving effect to such Restricted Payment, Liquidity is not less than $50,000,000, and (B) the making of any such Restricted Payment does not breach or otherwise contravene any subordination agreement or subordination provisions related thereto or to which such Restricted Payment is subject; and

(ii) so long as no Default shall have occurred and be continuing at the time of any action described in this clause (b)(ii) or would result therefrom, each Subsidiary of the Borrower may make Restricted Payments in cash to any Person that directly owns Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made, so long as (A) after giving effect to such Restricted Payment, Liquidity is not less than $50,000,000, and (B) the making of any such Restricted Payment does not breach or otherwise contravene any subordination agreement or subordination provisions related thereto or to which such Restricted Payment is subject;

(c) At any time:

(i) with respect to time periods on or prior to June 13, 2019, the Borrower may make Permitted Tax Distributions;

(ii) so long as no Default shall have occurred and be continuing at the time of any action described in this clause (c)(ii) or would result therefrom, the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; and

(iii) on or prior to December 31, 2018, so long as no Default shall have occurred and be continuing at the time of any action described in this clause (c)(iii) or would result therefrom, the Borrower may pay one time transaction bonuses to certain employees, officers and directors of the Borrower in an aggregate amount not to exceed $10,500,000.00 so long as, after giving effect to the payment of such bonuses, the aggregate amount of cash and Cash Equivalents of Borrower and the Subsidiary Guarantors as of such date which are unrestricted and are not subject to any Lien (other than the Lien under the Loan Documents) is not less than $50,000,000;

(d) so long as no Default shall have occurred and be continuing at the time of any action described in this clause (d) or would result therefrom:

(i) Borrower may issue or sell Equity Interests and accept capital contributions, provided that such issuance or acceptance does not result or would not result in a Change of Control;

(ii) each Subsidiary of the Borrower may issue Equity Interests to the Borrower or a Subsidiary Guarantor, provided that such Equity Interests are pledged and delivered to the Administrative Agent as Collateral under the Collateral Documents to the extent set forth therein;

(iii) each Subsidiary of the Borrower, other than a Subsidiary Guarantor, may issue Equity Interests to another Subsidiary of the Borrower, provided that Equity Interests issued to a Subsidiary Guarantor are pledged and delivered to the Administrative Agent as Collateral under the Collateral Documents to the extent set forth therein;

(iv) if and to the extent required by the laws of its jurisdiction, each Foreign Subsidiary of the Borrower may issue Equity Interests to such Persons and in such amounts as required (on a mandatory basis) by the laws of its jurisdiction; and

(v) the Borrower may make the 2018 Share Redemption Restricted Payments; and

(vi) the Borrower may make on a one time basis a cash Restricted Payment on or prior to March 31, 2019, in an amount not to exceed $7,300,000, so long as Borrower gives the Administrative Agent prior written notice of such Restricted Payment.

(e) so long as no Default shall have occurred and be continuing at the time of any action described in this clause (e) or would result therefrom, each Subsidiary of the Borrower may accept capital contributions from its direct owners to the extent such capital contributions are permitted to be made under this Agreement (including, without limitation, under Section 7.03) if made by the Borrower or a Subsidiary of the Borrower;

(f) notwithstanding any other provision to the contrary in this Agreement, Borrower shall be permitted to remit to the Parent Company the proceeds of life insurance policies on the life of Carl Daikeler, to the extent such proceeds are actually received by the Borrower, for the sole purpose of funding the redemption of Mr. Daikeler’s shares of the Parent Company stock in the event of his death under the terms of that certain Redemption Agreement, dated March 1, 2014, as amended, by and between the Parent Company and Mr. Daikeler; and

(g) notwithstanding any other provision to the contrary in this Agreement, Borrower shall be permitted to remit to the Parent Company the proceeds of life insurance policies on the life of Jonathan Congdon, to the extent such proceeds are actually received by the Borrower, for the sole purpose of funding the redemption of Mr. Congdon’s shares of the Parent Company stock in the event of his death under the terms of that certain Shareholders Agreement, dated January 2, 2000, by and among the Parent Company, Carl Daikeler and Mr. Congdon, as amended by that certain Amendment No. 1 to Shareholders Agreement dated June 18, 2018.

7.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto without the Administrative Agent’s prior written consent (such consent not to be unreasonably withheld or delayed).

7.08 Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party (other than the Parent Company), (b) intercompany transactions among the Borrower and its Subsidiaries that are expressly permitted by Section 7.04, 7.05 or 7.06, (c) normal and reasonable compensation and reimbursement of expenses of officers and directors, (d) the transactions described on Schedule 7.08 attached hereto (as the same exist on the Closing Date) and (e) except as otherwise specifically limited in this Agreement, other transactions not involving the Parent Company which are entered into in the ordinary course of such Person’s business on fair and reasonable terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate. For the avoidance of doubt, each Loan Party acknowledges and agrees that the listing of transactions and items on Schedule 7.08 shall not be construed to permit such transactions or items under terms of the Loan Documents, other than under this Section 7.08, and shall not be deemed to be a consent by the Lenders or the Administrative Agent to any such transaction or item under any provision of the Loan Documents, other than this Section 7.08.

7.09 Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation (except for this Agreement and the other Loan Documents) that encumbers or restricts the ability of any such Person to (i) to act as a Loan Party; (ii) make Restricted Payments to any Loan Party, (iii) pay any Indebtedness or other obligation owed to any Loan Party, (iv) make loans or advances to any Loan Party, or (v) create any Lien upon any of their properties or assets, whether now owned or hereafter acquired, except, in the case of clause (v) only, for any document or instrument governing Indebtedness incurred pursuant to Section 7.02(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith.

7.10 Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Minimum Beachbody EBITDA. Permit Beachbody EBITDA as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrower set forth below to be less than the amount set forth below opposite such fiscal quarter:

Measurement Period Ending	Minimum Beachbody EBITDA
March 31, 2020 through December 31, 2020	$60,000,000
March 31, 2021	$50,000,000
June 30, 2021	$38,000,000
September 30, 2021	$21,500,000
December 31, 2021	$24,000,000
March 31, 2022	$27,000,000

(b) Minimum Liquidity. Commencing with the fiscal quarter ending March 31, 2021, permit Liquidity to be less than (i) $20,000,000 as of the end of any fiscal quarter of the Borrower ending during the Temporary Relief Period, and (ii) $40,000,000 as of the end of any fiscal quarter of the Borrower ending at any time other than during the Temporary Relief Period.

7.12 Capital Expenditures.

Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding (a) $40,000,000 in the aggregate for the Borrower and its Subsidiaries during the fiscal year ending December 31, 2019, (b) $55,000,000 in the aggregate for the Borrower and its Subsidiaries during the fiscal year ending December 31, 2020, (c) $100,000,000 in the aggregate for the Borrower and its Subsidiaries during the fiscal year ending December 31, 2021, and (d) $65,000,000 in the aggregate for the Borrower and its Subsidiaries during the period from and after January 1, 2022 through and including the Maturity Date.

7.13 Amendments of Organization ~~Documents; Sponsor Equity~~ Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.

(a) Amend any of its Organization Documents in any manner materially adverse to any Loan Party or any Secured Party ~~(without limiting the generality of the foregoing, it is understood and agreed that any amendment which shortens the maturity of, or otherwise accelerates, any payment or redemption due to the Sponsor or any other holder of Series A Preferred Units or otherwise~~

~~requires any cash payment to be made to the Sponsor or any other holder of Series A Preferred Units which is not required under the Parent Company Operating Agreement (as the same exist on the Fourth Amendment Effective Date) shall be deemed to be an amendment that is “materially adverse” to the Loan Parties and the Secured Parties hereunder);~~;

(b) Amend ~~any of its Sponsor Equity Documents~~the Registration Rights Agreement in any manner materially adverse to any Loan Party or any Secured Party ~~(without limiting the generality of the foregoing, it is understood and agreed that any amendment which shortens the maturity of, or otherwise accelerates, any payment or redemption due under the Sponsor Equity Documents or otherwise requires any cash payment to be made thereunder which is not required under the Sponsor Equity Documents (as the same exist on the Closing Date) shall be deemed to be an amendment that is “materially adverse” to the Loan Parties and the Secured Parties hereunder);~~;

(c) without providing ten (10) days prior written notice to the Administrative Agent (or such shorter period of time as agreed to by the Administrative Agent), change its name, state of formation, form of organization, principal place of business or fiscal year; or

(d) make any change in accounting policies or reporting practices, except as permitted by GAAP.

7.14 Sale and Leaseback Transactions.

Enter into any Sale and Leaseback Transaction.

7.15 Prepayments, Etc. of Indebtedness.

(a) Make any payment in violation of any subordination, standstill or collateral sharing terms of or governing any Indebtedness;

(b) ~~Pay or prepay any Indebtedness, if any, now or hereafter owed to the Sponsor or any other holder of Series A Preferred Units, whether under or with respect to the Sponsor Equity Documents or otherwise~~[Reserved];

(c) At any time a Default has occurred and is continuing, (i) prepay any Indebtedness or (ii) redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff) any Indebtedness, except the prepayment of the Credit Extensions in accordance with the terms of this Agreement; and

(d) Make any payment or prepayment (or permit any payment or prepayment to be made) on, with respect to or on account of any Indebtedness owed by Borrower to any Foreign Subsidiary at any time a Default has occurred and is continuing or could result from such payment or prepayment, in each case under this clause (d) regardless of whether such payment or prepayment is for principal, interest or otherwise and regardless of whether such payment or prepayment is scheduled, mandatory, voluntary or otherwise. Without in any way limiting any other remedy available to the Lenders as a result of the breach of this clause (d), to the extent any payment or prepayment is made in contravention of this clause (d), the Borrower shall cause such payment or prepayment to be held by the Foreign Subsidiary in trust for the benefit of, and such payment or prepayment shall be turned over and delivered to, the Administrative Agent for application to the Obligations.

7.16 Amendment, Etc. of Indebtedness; Amendment of Material Contracts.

(a) Amend, modify or change in any manner any term or condition of any Subordinated Debt Document or give any consent, waiver or approval thereunder;

(b) take any other action in connection with any Subordinated Debt Document that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of the Administrative Agent or any Lender;

(c) amend, modify or change in any manner any term or condition of any Indebtedness (other than Indebtedness arising under the Loan Documents) if such amendment or modification would add or change any terms in a manner materially adverse to any Loan Party or any Subsidiary taken as a whole; or

(d) amend, modify or change in any manner any term or condition of any Material Contract if such amendment, modification or change could reasonably be expected to have a Material Adverse Effect.

7.17 Sanctions.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer or otherwise) of Sanctions.

7.18 Anti-Corruption Laws.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation applicable to the Loan Parties or their Subsidiaries in other jurisdictions.

7.19 Holding Company.

In the case of Parent Company, engage in any business or activity other than (a) the ownership of (i) Equity Interests in the Borrower ~~and~~, (ii) until the completion of the Contribution Transactions, Equity Interests in Ladder, and (iii) until the completion of the Myx Contribution Transaction, Equity Interests in Myx, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of the Borrower and its Subsidiaries, (d) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, (e) acquiring additional ownership of Equity Interests of Borrower or itself ~~and~~, (f) from an after the Merger Effective Date, activities in connection with its status as a public company, and (g) activities incidental to the businesses or activities described in clauses (a) through (~~e~~f) of this Section, including making distributions to its ~~members~~shareholders. The Parent Company shall not (i) have or incur any Indebtedness (other than the Loan Documents), (ii) grant, incur or permit to exist any Liens on any of its assets or properties (except Liens under the Loan Documents), (iii) have or make any Investments (other than (i) Investments in Borrower ~~and~~, (ii) until the completion of the Contribution Transactions, ownership of its Equity Interests in Ladder and (iii) (ii) until the completion of the Myx Contribution Transaction, ownership of its Equity Interests in Myx) or (iv) own any assets other than the ownership of Equity Interests in the Borrower, ownership of its Equity Interests in Ladder (until the completion of the Contribution Transactions), ownership of its Equity Interests in Myx (until the completion of the Myx Contribution Transactions), ownership of other immaterial assets (other than Equity Interests) incidental thereto and ownership of cash and Cash Equivalents.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02 or 6.03, and such failure continues for five (5) days; or (ii) any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.05(a), 6.05(c), 6.05(d), 6.08, 6.10, 6.11, 6.13, 6.14, 6.18, Article VII or Article X; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in this Agreement or any other Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d) Representations and Warranties. Any representation, warranty or certification made by or on behalf of the Borrower or any other Loan Party in this Agreement or any other Loan Document, or in any document delivered in connection herewith or therewith, shall be incorrect or misleading in any material respect (or, with respect to any representation or warranty that contains a materiality qualification, shall be incorrect or misleading in any respect) when made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due after the expiration of any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. (i) Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; (ii) any Loan Party or any Subsidiary thereof applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (iii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of any Loan Party or any Subsidiary thereof and the appointment continues undischarged or unstayed for sixty (60) calendar days; or (iv) any proceeding under any Debtor Relief Law relating to any Loan Party or any Subsidiary thereof or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Default Under or Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or (ii) any Loan Party, any Subsidiary of any Loan Party, any Affiliate or shareholder of any Loan Party, or any other officer, director, representative or agent of any of the foregoing contests in any manner the validity or enforceability of any provision of any Loan Document; or (iii) any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or it is or becomes unlawful for a Loan Party to perform any of its obligations under the Loan Documents; or

(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on a material portion of the Collateral purported to be covered by the Collateral Documents (unless perfection of such Lien is not otherwise required under this Agreement or the Collateral Documents), or any Loan Party shall assert the invalidity of such Liens; or

(l) Change of Control. There occurs any Change of Control; or

(m) Uninsured Loss. Any uninsured damage to or loss, theft or destruction of any assets of the Loan Parties or any of their Subsidiaries shall occur that is in excess of the Threshold Amount; or

(n) Subordination. (i) Any of the subordination, standstill, payover and insolvency related provisions of any of the Subordinated Debt Documents (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Debt; or (ii) the Borrower, any other Loan Party or any other Person shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent and the Secured Parties or (C) that all payments of principal of or premium and interest on the applicable Subordinated Debt, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions; or

(o) [Reserved]; or

(p) ~~Required Redemption of Equity Interests of Sponsor. Sponsor (or any of its successors or assigns) or any other holder of Series A Preferred Units exercises any option to require the redemption of any Series A Preferred Units or other preferred Equity Interests it owns or holds prior to December 14, 2024; or~~[Reserved]; or

(q) Resolution with FTC or other Governmental Authorities. Any Loan Party or any Subsidiary thereof becomes party or subject to a consent decree, agreement, public closing letter imposing explicit restrictions on business operations, administrative or judicial order, final judgment, and/or permanent injunction (each, a “Resolution”), with or by the Federal Trade Commission or any Governmental Authority, where the entering into or effectiveness of such Resolution could reasonably be expected to have a Material Adverse Effect.

Without limiting the provisions of Article IX, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Administrative Agent (with the approval of requisite Lenders (in their sole discretion) as determined in accordance with Section 11.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the requisite Lenders or by the Administrative Agent with the approval of the requisite Lenders, as required hereunder in Section 11.01.

8.02 Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law or equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Secured Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, L/C Borrowings and Secured Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements and to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14, in each case ratably among the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Appointment. Each of the Lenders and the L/C Issuer hereby irrevocably appoints, designates and authorizes Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.

9.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) Notice. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) Effect of Resignation. With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while (i) the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including, without limitation, (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(c) L/C Issuer. Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by the Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09, and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of Section

11.01 of this Agreement, and (iii) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10 Collateral and Guaranty Matters.

Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 11.01;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Material Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11	Secured Cash Management Agreements and Secured Hedge Agreements.

Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of a Facility Termination Date.

9.12	Lender ERISA Representations.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.13 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or the L/C Issuer (the “Credit Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X

CONTINUING GUARANTY

10.01 Guaranty.

Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Secured Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor and (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Loan Party under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Secured Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02 Rights of Lenders.

Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03 Certain Waivers.

Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations.

10.04 Obligations Independent.

The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05 Subrogation.

No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Secured Obligations and any amounts payable under this Guaranty have been paid and performed in full and the Commitments and the Facility are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.

10.06 Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

10.07 Stay of Acceleration.

If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.

10.08 Condition of Borrower.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.09 Appointment of Borrower.

Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, L/C Issuer or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Administrative Agent, L/C Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

10.10 Right of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.

10.11 Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Secured Obligations have been paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc.

Subject to Section 3.03, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the proviso immediately following Section 11.01(h)) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(d) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e) change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Material Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(h) release the Borrower or permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (2) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (B) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (C) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding anything to the contrary herein, (a) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement, and (b) the Administrative Agent may amend or modify this Agreement and any other Loan Document to (i) cure any ambiguity, omission, mistake, defect or inconsistency therein (but only with the prior consent of the Borrower) or (ii) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

11.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any other Loan Party, the Administrative Agent or the L/C Issuer, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 1.01(a); and

(ii) if to any Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Administrative Agent, the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient

(such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and the L/C Issuer may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices, Letter of Credit Applications and Notices of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer, the Administrative Agent or the Loan Parties to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, provided fees and time charges of attorneys who are employees shall only be charged if outside counsel is not retained.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee (provided fees and time charges of attorneys who are employees shall only be charged if outside counsel is not retained) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment(s) and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans and/or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender; and

(C) the consent of the L/C Issuer shall be required.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to any Loan Party or any Affiliate or Subsidiary of any Loan Party, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or (D) any holder of Subordinated Debt.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or any Loan Party or any Affiliate or Subsidiary of any Loan Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participations.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph

(b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07 Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16(c) or Section 11.01 or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to the provider of any Platform or other electronic delivery service used by the Administrative Agent and/or the L/C Issuer to deliver Borrower Materials or notices to the Lenders, or (viii) with the consent of the Borrower or to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary or any of their respective agents, advisors, attorneys or accountants relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary or any of their respective agents, advisors, attorneys or accountants, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

(b) Non-Public Information. Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

(c) Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

(d) Customary Advertising Material. The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties; provided that the Administrative Agent or such Lender, as applicable, has received the prior written consent of the Borrower for such publication, which consent shall not be unreasonably withheld or delayed.

11.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, the L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH

ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 Subordination.

Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness (other than Permitted Tax Distributions) of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under the Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties, and the proceeds thereof shall be paid over to the Secured Parties on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided, that in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.

11.17 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Affiliate thereof, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and, as applicable, its Affiliates (including the Arranger) and the Lenders and their Affiliates (collectively, solely for purposes of this Section, the “Lenders”), on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and its Affiliates (including the Arranger) and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, any of its Affiliates (including the Arranger) nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its Affiliates (including the Arranger) and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of its Affiliates (including the Arranger) nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates (including the Arranger) or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

11.18 Electronic Execution.

The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Secured Parties of a manually signed paper document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”) which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents. The Administrative Agent and each Lender may, on behalf of the Borrower, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the other Loan Documents. The Administrative Agent and each Lender may store the electronic image of this Agreement and the other Loan Documents in its electronic form and then destroy the paper original as part of the Administrative Agent’s and each Lender’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals.

11.19 USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower and the Loan Parties agree to, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.20 Time of the Essence.

Time is of the essence of the Loan Documents.

11.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.22 Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	BEACHBODY, LLC, a Delaware limited liability company

By:
	Name:	Sue Collyns
	Title:	Chief Financial Officer and Treasurer

GUARANTORS:	BEACHBODY HOLDINGS, INC.,
a California corporation

By:
	Name:	Sue Collyns
	Title:	Chief Financial Officer and Treasurer

OpenFit, LLC,
a Delaware limited liability company

By:
	Name:	Sue Collyns
	Title:	Chief Financial Officer

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:	Kevin Trieber
Title:	Senior Vice President

BANK OF AMERICA, N.A.,
as a Lender and L/C Issuer

By:
Name:	Kevin Trieber
Title:	Senior Vice President

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